Exhibit 10.2

AMENDED AND RESTATED

OPERATING AGREEMENT

of

FALCON’S BEYOND GLOBAL, LLC

Dated as of October 6, 2023

THE UNITS AND OTHER INTERESTS IN FALCON’S BEYOND GLOBAL, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY SUCH OTHER SECURITIES LAWS. SUCH INTERESTS MAY BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED OR DISPOSED OF AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED OPERATING AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGER AND ANY HOLDER OF SUCH UNITS AND OTHER INTERESTS.

(i)

Schedules

Schedule A	–	Schedule of Pre-Closing Members
Schedule B	–	Schedule of Members

Exhibits

Exhibit A	–	Form of Agreement and Consent of Spouse
Exhibit B	–	Form of Spouse’s Confirmation of Separate Property

(ii)

AMENDED AND RESTATED OPERATING AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) of Falcon’s Beyond Global, LLC, a Delaware limited liability company (the “Company”), dated as of October 6, 2023 (the “Effective Date”), by and among the Company, Falcon’s Beyond Global, Inc., a Delaware corporation which was formerly known as Palm Holdco, Inc., as a member and as the manager of the Company (“PubCo”), and each of the other Members (as defined below).

W I T N E S S E T H:

WHEREAS, the Company was formed as a limited liability company under the Florida Act (as defined below) pursuant to articles of organization (as amended and restated, the “Articles”) which were executed and filed with the Secretary of State of the State of Florida on April 22, 2021 and made effective on April 23, 2021;

WHEREAS, the Company and its Pre-Closing Members re-domiciled the Company as a limited liability company under the Delaware Limited Liability Company Act pursuant to a certificate of conversion and certificate of formation (the “Certificate”) executed and filed with the Secretary of State of the State of Delaware on September 28, 2023 and made effective as of September 28, 2023, and the Company is intended to be treated as a continuation of the limited liability company prior to the re-domicile under Section 708 of the Code (and any similar provision of U.S. state or local applicable Law);

WHEREAS, prior to the effectiveness of this Agreement, the Company was subject to that certain Operating Agreement of the Company, dated as of April 30, 2021, by and among the Company and its members from time to time parties thereto, as amended by the First Amendment dated July 11, 2022, the Second Amendment dated October 20, 2022, the Third Amendment dated January 31, 2023, the Fourth Amendment dated May 10, 2023, the Fifth Amendment dated June 22, 2023 and the Sixth Amendment dated June 22, 2023 (as amended, the “Prior Agreement”);

WHEREAS, prior to the effectiveness of this Agreement, the Company, PubCo, Fast Acquisition Corp. II, a Delaware corporation (“SPAC”), and Palm Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of PubCo (“Merger Sub”), entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of the date thereof (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Transaction Agreement”), pursuant to which, among other things, (i) SPAC merged with and into PubCo , with PubCo surviving as the sole owner of Merger Sub, (ii) on the date hereof, Merger Sub merged with and into the Company (the “Acquisition Merger”), with the Company as the surviving entity of such merger, and (iii) PubCo acquired certain Common Units, Warrants and Preferred Units of the Company (each as defined below) (the “Transactions”);

WHEREAS, on July 11, 2022 the Company and Infinite Acquisitions, LLLP, which was formerly known as Katmandu Collections, LLLP, entered into a subscription agreement, dated as of the date thereof (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Company Financing Agreement”) for a private placement of Original Units of the Company prior to the consummation of the Acquisition Merger;

WHEREAS, on May 10, 2023 the Company and Infinite Acquisitions, LLLP, entered into a second subscription agreement, dated as of the date thereof (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Subsequent Company Financing Agreement”) for a private placement of Original Units of the Company prior to the consummation of the Acquisition Merger;

WHEREAS, in connection with the Transactions, PubCo and the Pre-Closing Members (defined below) desire to recapitalize all of the Original Units (as defined below) into Common Units (such transaction, the “Recapitalization”); and

WHEREAS, in connection with the foregoing matters, the Pre-Closing Members and the Company are amending and restating the Prior Agreement to provide for, among other things, the Recapitalization, the addition of PubCo as a Member and its designation as the Manager of the Company and the other rights and obligations of the Members, the Company, the Manager and PubCo, in each case, as provided and agreed upon in the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Prior Agreement in its entirety as follows:

Article I
DEFINITIONS

Section 1.01 Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“Accrued Distribution” means Distributions which have accrued as of any applicable date with respect to a Preferred Unit and remain unpaid pursuant to Sections 4.01(a)(ii)(A)(1) and 4.01(a)(ii)(B)(1).

“Acquisition Merger” has the meaning set forth in the recitals.

“Action” has the meaning set forth in Section 13.05(a).

“Additional Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the issuance of new Units to such Person after the Restatement Date.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in any of such Member’s Capital Accounts as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts that such Member is, or is deemed to be, obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any specified Person, (i) any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person who is a general partner, managing member, managing director, manager, officer, director or principal of the specified Person or (iii) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person. “Affiliated” and “Affiliation” shall have correlative meanings. As used in this definition, the term “control” (including with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Indemnitors” has the meaning set forth in Section 11.02(a)(ii)(A).

“Agreement” has the meaning set forth in the preamble.

“Arbitration Action” has the meaning set forth in Section 13.05(b).

“Articles” has the meaning set forth in the recitals.

“As-Converted Income Allocation” has the meaning set forth in the definition of “Assumed Tax Liability.”

“Assignee” has the meaning set forth in Section 8.01(c).

“Assignor” has the meaning set forth in Section 8.01(b).

“Assumed Tax Liability” means, with respect to any Member, (1) with respect to the Common Units, an amount equal to the excess of (i) the product of (A) the Common Units Distribution Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Member for a Fiscal Year (or portion thereof), less any net taxable losses or deductions of the Company allocated to such Member for prior taxable periods or portions thereof to the extent that such losses, deductions or credits (x) are of a type or character (e.g., in the case of losses, ordinary or capital) that would permit such losses or deductions to be deducted or utilized by such Member against the current taxable income of the Company allocable to the Member for such Fiscal Year and (y) have not previously been taken into account in determining such Member’s Assumed Tax Liability, over (ii) the sum of the cumulative Distributions made to such Member during such Fiscal Year and the cumulative Tax Distributions made to such Member pursuant to Sections 4.01(b)(i), Section 4.01(b)(ii) and 4.01(b)(iii) with respect to such Fiscal Year and (2) with respect to the Preferred Units, an amount equal to the excess of (i) the sum of (I) the product of (A) the Common Units Distribution Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Member for a Fiscal Year (or portion thereof) with respect to its Preferred Units assuming, solely for this purpose, that the Preferred Units converted into Common Units at the beginning of such Fiscal Year, less any net taxable losses or deductions of the Company allocated to such Member with respect to its Preferred Units for prior taxable periods or portions thereof to the extent that such losses or deductions (x) are of a type or character (e.g., in the case of losses, ordinary or capital) that would permit such losses, deductions or credits to be deducted or utilized by such Member against the current taxable income of the Company allocable to the Member with respect to its Preferred Units for such Fiscal Year and (y) have not previously been taken into account in determining such Member’s Assumed Tax Liability with respect to its Preferred Units (“As-Converted Income Allocation”), plus (II) Incremental Preferred Tax over (ii) the sum of the cumulative Distributions made to such Member with respect to its Preferred Units (other than cash distributions pursuant to Section 4.01(a)(ii)(A)(1)) during such Fiscal Year and the cumulative Tax Distributions made to such Member with respect to its Preferred Units pursuant to Section 4.01(b)(i), Section 4.01(b)(ii) and Section 4.01(b)(iii) with respect to such Fiscal Year; provided that such Assumed Tax Liability shall be computed without regard to any increases to the tax basis of the Company’s property pursuant to Sections 734(b) or 743(b) of the Code; provided further that, for the avoidance of doubt, in the case of each Member, such Assumed Tax Liability shall take into account any Code Section 704(c) allocations (including “reverse” 704(c) allocations) to the Member; provided further that no amount of income, gain, deduction, loss, credit or distribution that is allocable to or made in or with respect to a Pre-Closing Tax Period (as defined in the Transaction Agreement) shall be taken into account in determining the Assumed Tax Liability of any Member.

“Black-Out Period” means any “black-out” or similar period under PubCo’s policies covering trading in PubCo’s securities to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close; provided that commercial banks shall not be deemed to be authorized or required by Law to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.02.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Carrying Value of any Property (other than money) contributed to the Company with respect to any Units held or purchased by such Member.

“Carrying Value” means, with respect to any Property (other than money), such Property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) the initial Carrying Value of any such Property contributed by a Member to the Company shall be the fair market value of such Property at the time of contribution, as determined by the Manager; and

(b) the Carrying Values of all such assets may, as determined by the Manager, be adjusted to equal their respective fair market values at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for an interest in the Company; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) in exchange for all or a portion of such Member’s interest in the Company; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (iv) in connection with a grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; (v) the issuance of additional amount of Preferred Units pursuant to Section 4.01(a)(ii)(A)(1) in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); and (vi) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s) (including the exercise of Warrants); provided, however, that adjustments pursuant to clauses (i), (ii), or (iv) of this paragraph need not be made if the Manager reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members.

If any assets of the Company have a Carrying Value that differs from its adjusted tax basis, the Carrying Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“Cash Settlement” means, with respect to any applicable Redemption, immediately available funds in U.S. dollars in an amount equal to the number of Redeemed Units subject thereto, multiplied by the Common Unit Redemption Price.

“Certificate” has the meaning set forth in the recitals.

“Certificate of Designation” means the Certificate of Designation of the 8% Series A Cumulative Convertible Preferred Stock of PubCo.

“Change of Control” has the meaning set forth in the Tax Receivable Agreement.

“Change of Control Exchange Date” has the meaning set forth in Section 10.01(a).

“Chosen Court” has the meaning set forth in Section 13.05(a).

“Class A Common Stock” means Class A common stock, $0.0001 par value per share, of PubCo.

“Class B Common Stock” means Class B common stock, $0.0001 par value per share, of PubCo.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” means a limited liability company interest in the Company, designated herein as a “Common Unit” and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Redemption Price” means, with respect to any Redemption, the arithmetic average of the volume weighted average prices for a share of Class A Common Stock (or any class of stock into which it has been converted) on the Stock Exchange, or any other exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the applicable Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. Notwithstanding the foregoing, with respect to any Redemption that occurs in connection a Qualifying Offering, the Common Unit Redemption Price shall be equal to the price per share for which shares of Class A Common Stock are sold to the public in a Qualifying Offering, as applicable, after taking into account the Discount. If the Class A Common Stock no longer trades on the Stock Exchange or any other securities exchange or automated or electronic quotation system as of any particular Redemption Date, then the “Common Unit Redemption Price” shall mean an amount of cash equal to the product of (i) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Settlement had not been elected and (ii) the fair market value of one share of Class A Common Stock, as determined by the Manager in good faith (through at least two (2) of its independent directors (within the meaning of the rules of the Stock Exchange), who are disinterested), that would be obtained in an arms’ length transaction for cash between an informed and willing buyer and an informed and willing seller, and without regard to the particular circumstances of the buyer and without any discounts for liquidity or minority discount.

“Common Units Distribution Tax Rate” means, with respect to any Member, a rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate for a Fiscal Year (or portion thereof) applicable to corporate or individual taxpayers (whichever is higher) resident in the jurisdiction of such Member (or, if such Member is a flow-through entity for U.S. federal income tax purposes, its beneficial owner(s)) for such Fiscal Year (or portion thereof), taking into account the character of the relevant tax items (e.g., ordinary or capital) and the deductibility of state and local taxes to the extent applicable. Once the highest effective marginal combined rate of each Member is determined for a Fiscal Year (or portion thereof), the Common Units Distribution Tax Rate shall be the highest combined rate among the Members and shall be the same for all Members for that Fiscal Year (or portion thereof), regardless of the actual combined income tax rate of any particular Member or its direct or indirect owners; provided, that the Manager may adjust the Common Units Distribution Tax Rate for a Fiscal Year (as determined in accordance with this definition) to a lower rate after obtaining prior written consent of each Member whose unadjusted Common Units Distribution Tax Rate for such Fiscal Year (as determined in accordance with the first sentence of this definition) is higher than such adjusted lower rate.

“Company” has the meaning set forth in the preamble.

“Company Financing Agreement” has the meaning set forth in the recitals.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Representative” has, with respect to taxable periods during the effectiveness of the Partnership Tax Audit Rules to the Company, the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder and, with respect to taxable periods before the effectiveness of the Partnership Tax Audit Rules to the Company, the meaning assigned to the term “tax matters partner” as defined in Code Section 6231(a)(7) prior to its amendment by Title XI of the Bipartisan Budget Act of 2015, in each case as appointed pursuant to Section 6.01(a).

“Confidential Information” has the meaning set forth in Section 13.17(a).

“Corporate Board” means the board of directors of PubCo.

“Corporate Incentive Plan” means the PubCo 2023 Equity Incentive Plan, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock or Class B Common Stock pursuant to a “poison pill” or similar stockholder rights plan approved by the Corporate Board.

“Credit Agreements” means any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or any of its Subsidiaries is or becomes a borrower, as such instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancing or replacements thereof, in whole or in part, with any other debt facility or debt obligation, for as long as the payee or creditor to whom the Company or any of its Subsidiaries owes such obligation is not an Affiliate of the Company.

“Deemed Liquidation Event” has the meaning ascribed to “Deemed Liquidation Event” in the Certificate of Designation, replacing “Corporation” and “Stock” with the Company and Units, respectively.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero (0), Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Manager.

“DGCL” means the Delaware General Corporation Law, as amended from time to time (or any corresponding provisions of succeeding law).

“Direct Exchange” has the meaning set forth in Section 9.03(a).

“Discount” has the meaning set forth in Section 7.07.

“Disinterested Majority” means a majority of the directors of the Corporate Board who are disinterested, as determined by the Corporate Board in accordance with the DGCL, with respect to the matter being considered by the Corporate Board; provided, that to the extent a matter being considered by the Corporate Board is required to be considered by disinterested directors under the rules of the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“Dissolution Event” has the meaning set forth in Section 12.01(c).

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with the Credit Agreements, if any (and without otherwise violating any applicable provisions of any of the Credit Agreements, if any).

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (i) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (ii) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code.

“Distribution Payment Date” has the meaning set forth in Section 4.01(a)(ii).

“Distribution Payment Period” means, in respect of any Preferred Unit, the period from (and including) the Original Issuance Date of such Unit to (but excluding) the next Distribution Payment Date and, subsequently, in each case the period from (and including) any Distribution Payment Date to (but excluding) the next Distribution Payment Date.

“Distribution Record Date” has the meaning set forth in Section 4.01(a)(ii).

“Draft Tax Statements” has the meaning set forth in Section 3.13(d).

“Earnout Common Unit” means a Common Unit to be issued to Pre-Closing Members by the Company pursuant to Section 3.01(c) of the Transaction Agreement.

“Earnout Distribution Amount” has the meaning set forth in Section 4.01(c).

“Effective Date” has the meaning set forth in the preamble.

“Election Notice” has the meaning set forth in Section 9.01(b).

“Equity Plan” means the Corporate Incentive Plan and any equity-based compensation plan now or hereafter adopted by the Company or PubCo, including any employee stock purchase plan or any other plan entered into by the Company, PubCo or any of their Affiliates that is effective on or after the date hereof pursuant to which stock options, stock appreciation rights, restricted stock, restricted stock units and similar equity-based compensation awards are granted from time to time.

“Equity Securities” means with respect to any Person, any and all units, interests, shares, participations or other equivalents (however designated) of corporate stock (including all common stock and preferred stock), rights to purchase, warrants, options, voting or profits interests or other equivalents thereof, or other ownership interests in, any such Person, as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, shares, rights or other ownership interests.

“Estimated Tax Periods” means the periods from January 1 to March 31, from April 1 to May 31, from June 1 to August 31, and from September 1 to December 31, which may be adjusted by the Manager to the extent necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Exchange Election Notice” has the meaning set forth in Section 9.03(b).

“Exempted Person” means Infinite Acquisitions LLLP, a Nevada limited liability limited partnership, CilMar Ventures, LLC Series A, a Delaware limited liability company, and Katmandu Ventures, LLC, a Florida limited liability company, and each of their respective partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing, excluding in each case PubCo and the Company and any of their respective Subsidiaries and any such Person that would qualify as an Exempted Person solely by reason of its Affiliation or service relationship with the Company, or any of its respective Subsidiaries; provided, that no Person who is an employee of PubCo, the Company or any of their respective Subsidiaries shall be an Exempted Person.

“Fair Market Value” means, as of any date, as to any Unit, the fair market value of such Unit as reasonably determined in good faith by the Manager as of the applicable reference date and which shall be calculated by reference to the closing sale price of a share of Class A Common Stock as of the applicable reference date (or, if the applicable reference date is not a Trading Day, the last Trading Day preceding the applicable reference date).

“Final Tax Statements” has the meaning set forth in Section 3.13(d).

“Fiscal Year” means (i) any twelve (12) month period commencing on January 1 and ending on December 31 or (ii) any portion of the period described in clause (i) of this sentence for which the Company is required to allocate items of Company income, gain, loss or deduction pursuant to this Agreement, subject to, in either case for applicable tax matters, Section 706 of the Code.

“Florida Act” means the Florida Revised Limited Liability Company Act, as amended from time to time.

“Flow-Thru Tax Returns” means income tax returns of the Company or any of its Subsidiaries for which the items of income, deductions, credits, gains and losses are passed through to the direct or indirect equityholders of the applicable entity under applicable tax Law (including, for the avoidance of doubt, any Form 1065 of the Company or any relevant Subsidiary).

“Governmental Authority” means any national, federal, state or local, whether domestic or foreign, government, governmental entity, quasi-governmental entity, court, tribunal, mediator, arbitrator or arbitral body, or any governmental bureau, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing and the SEC, any non-U.S. regulatory agency and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Company or any of its Subsidiaries.

“Incremental Preferred Tax” means the product of (i) the excess of (x) the As-Converted Income Allocation, but assuming that the Preferred Units did not convert into Common Units at the beginning of the applicable Fiscal Year over (y) the As-Converted Income Allocation, multiplied by (ii) the Preferred Units Distribution Tax Rate.

“Indemnified Person” has the meaning set forth in Section 11.02(a)(i).

“Initial Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of the Effective Date, the amount of which is set forth on the Schedule of Members.

“Interest” means, with respect to any Person as of any time, such Person’s membership interest in the Company as represented by the ownership of Units in accordance with the terms of this Agreement, which includes the number of Units such Person holds and such Person’s Capital Account balance and all of such Person’s rights, powers and privileges under this Agreement and the Delaware Act.

“Involved Parties” has the meaning set forth in Section 13.05(b).

“Law” means any foreign or domestic, national, federal, territorial, state or local law (including common law), statute, treaty, regulation, ordinance, rule, order, or permit, in each case having the force and effect of law, issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority, or any similar form of binding decision or approval of, or binding determination by, or binding interpretation or administration of any of the foregoing by, any Governmental Authority.

“Liquidation” means a liquidation or winding up of the Company.

“LLC Service Provider” means any individual who is providing services to the Company or any of its Subsidiaries, including as an employee, consultant or director and including, without limitation, any management member whether or not treated as an employee for the purposes of U.S. federal income tax.

“Lockup Agreements” means each of the Company Member Lock-Up Agreement and the Sponsor Lock-Up Agreement, in each case as defined in the Transaction Agreement.

“Manager” means (i) PubCo so long as PubCo has not withdrawn as the Manager pursuant to Section 7.02 and (ii) any successor thereof appointed as Manager in accordance with Section 7.02. The Manager shall be the “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company.

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Member” means, as of any date of determination, any Person named as a Member of the Company on Schedule B (the “Schedule of Members”) and the books and records of the Company, as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, for so long as such Person continues to be a Member of the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulation Section 1.752-1(a)(2)) determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Member of the Immediate Family” means, with respect to any natural Person, (i) each Person that is related by blood or current or former marriage, domestic partnership or adoption (including parents, children, legally adoptive relationships, in-laws and step relations), in each case that is not more remote than a first cousin, and (ii) each trustee, solely in his or her capacity as trustee and so long as such trustee is reasonably satisfactory to the Manager, for a trust naming only one or more of the Persons listed in sub-clause (i) as beneficiaries.

“Member Representative” means Infinite Acquisitions LLLP, a Nevada limited liability limited partnership.

“Merger Sub” has the meaning set forth in the recitals.

“Net Income” and “Net Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated expenditures as described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;

(c) gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(d) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(e) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss;

(f) if the Carrying Value of any Company asset is adjusted in accordance with clause (b) of the definition of Carrying Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss; and

(g) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.03(b), Section 5.03(c) or Section 5.03(d) shall not be taken into account in computing Net Income and Net Loss.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.03(b), Section 5.03(c) or Section 5.03(d) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Non-Foreign Person Certificate” has the meaning set forth in Section 9.06(a).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Officers” has the meaning set forth in Section 7.05(a).

“Optionee” means a Person to whom a stock option is granted under any Equity Plan.

“Original Issuance Date” of any Preferred Unit means the date on which such Preferred Unit was issued.

“Original Issue Price” means $10.00 per Unit.

“Original Units” means the limited liability company interests of the Company having the rights and obligations specified with respect to “Membership Units” in the Prior Agreement, prior to the Effective Date.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by Title XI of the Bipartisan Budget Act of 2015, together with any final or temporary Treasury Regulations, revenue rulings and other published administrative guidance, and case law interpreting Sections 6221 through 6241 of the Code, as so amended (and any analogous provision of state or local tax law).

“Percentage Interest” means, with respect to any Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Common Units by the total number of Common Units of all Members of such class at such time. The sum of the outstanding Percentage Interests of all Members shall at all times equal 100%.

“Permitted Transfer” has the meaning set forth in Section 8.02.

“Permitted Transferee” has the meaning set forth in Section 8.02.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Authority.

“Pre-Closing Members” means the Persons listed on Schedule A hereto, in their capacity as members of the Company prior to the Effective Date.

“Pre-Closing Returns” has the meaning set forth in Section 3.13(d)(iv).

“Pre-Closing Tax Period” means any taxable period ending on or before the Effective Date and the portion of any Straddle Period ending on and including the Effective Date.

“Preferred Stock” means the 8% Series A Cumulative Convertible Preferred Stock of PubCo.

“Preferred Unit” means a limited liability company interest in the Company, designated herein as a “Preferred Unit” and having the rights and obligations specified with respect to the Preferred Units in this Agreement.

“Preferred Units Distribution Tax Rate” means, with respect to PubCo, a rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate for a Fiscal Year (or portion thereof) applicable to corporate taxpayers resident in the jurisdiction of PubCo, taking into account the character of the relevant tax items (e.g., ordinary or capital) and the deductibility of state and local taxes to the extent applicable; provided, that the Manager may in its discretion adjust the Preferred Units Distribution Tax Rate for a Fiscal Year (as determined in accordance with this definition) to a lower rate.

“Prior Agreement” has the meaning set forth in the recitals.

“Property” means an interest of any kind in any real or personal (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“PubCo” has the meaning set forth in the preamble.

“PubCo Approved Change of Control” means any Change of Control of PubCo that meets the following conditions: (a) such Change of Control was approved by the board of directors of PubCo prior to such Change of Control, (b) the terms of such Change of Control provide for the consideration for the Units (or shares of Class A Common Stock into which such Units are or may be exchanged) in such Change of Control to consist solely of (1) common equity securities of an issuer listed on a national securities exchange in the United States and/or (2) cash, and (c) if such common equity securities, if any, would be Registrable Securities (as defined in the Registration Rights Agreement) of such issuer for any stockholder party to the Registration Rights Agreement, the issuer of such listed equity securities has become a party thereto as a successor to PubCo effective upon closing of such Change of Control.

“PubCo Approved Recap Transaction” has the meaning set forth in Section 10.01(b).

“Qualifying Member” has the meaning set forth in Section 3.13(c)(ii).

“Qualifying Offering” means an underwritten offering and sale of Class A Common Stock to the public pursuant to a registration statement following the Effective Date.

“Qualified Public or Private Offering” means a follow-on or qualified public or private offering of shares of Class A Common Stock by PubCo following the Effective Date.

“Quarterly Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Recapitalization” has the meaning set forth in the recitals.

“Redeemed Units” has the meaning set forth in Section 9.01(a).

“Redeemed Units Equivalent” means the product of (i) the applicable number of Redeemed Units, multiplied by (ii) the Common Unit Redemption Price.

“Redeeming Member” has the meaning set forth in Section 9.01(a).

“Redemption” has the meaning set forth in Section 9.01(a).

“Redemption Date” has the meaning set forth in Section 9.01(a).

“Redemption Notice” has the meaning set forth in Section 9.01(a).

“Redemption Right” has the meaning set forth in Section 9.01(a).

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated on or about the date hereof, by and among PubCo and the other Persons from time to time parties thereto, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Regulatory Allocations” has the meaning set forth in Section 5.03(c).

“Relative Percentage Interest” means, with respect to any Member relative to another Member or group of Members, a fractional amount, expressed as a percentage, the numerator of which is the Percentage Interest of such Member; and the denominator of which is (x) the Percentage Interest of such Member plus (y) the aggregate Percentage Interest of such other Member or group of Members.

“Required Members” means, collectively, the Members holding not less than 67% of the Units outstanding as of the applicable date of determination (on a fully diluted, as-converted basis but excluding, for purposes of such calculation, PubCo and all Units held directly or indirectly by it).

“Restatement Date” has the meaning set forth in the recitals.

“Rule 144” means Rule 144 under the Securities Act (or any successor provision).

“SEC” means the United States Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Share Settlement” means, with respect to any applicable Redemption, a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock.

“SPAC” has the meaning set forth in the recitals.

“Stock Exchange” means the New York Stock Exchange or other stock exchange on which common equity securities of PubCo are listed for trading from time to time.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Effective Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability company, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, general partner or board of managers of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

“Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 8.03 in connection with the Transfer of all then-existing Units of a current Member to such Person.

“Subsequent Company Financing Agreement” has the meaning set forth in the recitals.

“Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of the Effective Date, by and among PubCo, the Company and the other Persons from time to time parties thereto, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Trading Day” means a day on which the Stock Exchange is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transactions” has the meaning set forth in the recitals.

“Transaction Agreement” has the meaning set forth in the recitals.

“Transaction Documents” means this Agreement, the Transaction Agreement, the Escrow Agreement (as defined in the Transaction Agreement), the Company Financing Agreement, the Subsequent Company Financing Agreement, the Registration Rights Agreement, the Sponsor Agreement (as defined in the Transaction Agreement), the Support Agreement, the Tax Receivable Agreement, the Warrant Agreements, the Warrant Assumption Agreement, the Lockup Agreements and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub, the Company or PubCo in connection with the Transactions or that are contemplated by the Transaction Agreement.

“Transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, mortgage, gift, pledge, assignment, attachment, or any other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest or any lien or encumbrance) and, when used as a verb, voluntarily (whether in fulfillment of contractual obligation or otherwise) to directly or indirectly sell, dispose, hypothecate, mortgage, gift, pledge, assign, attach, or otherwise transfer (including by creating any derivative or synthetic interest or any lien or encumbrance) or any other similar participation or interest, in any case, whether by operation of Law or otherwise, and shall include any transaction that is treated as a “transfer” within the meaning of Treasury Regulations Section 1.7704-1; and “Transferred,” “Transferee” and “Transferor” shall each have a correlative meaning; provided, that “Transfer” shall be deemed not to include any redemption of any Units pursuant to Article IX hereof or any issuance or other transfer of Equity Securities issued by PubCo for so long as PubCo is treated as a corporation for U.S. federal income tax purposes.

“Transferor Member” has the meaning set forth in Section 5.02(b).

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” means Common Units, Preferred Units or any other type, class or series of limited liability company interests in the Company designated by the Company after the date hereof in accordance with this Agreement; provided, that any type, class or series of Units shall have the designations, preferences and/or special rights set forth or referenced in this Agreement, and the limited liability company interests of the Company represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Unpaid Preferred Liquidation Amount” means an amount per Preferred Unit equal to the greater of (A) the Original Issue Price of a corresponding share of Preferred Stock plus (i) an amount per Preferred Unit equal to eight percent (8%) per annum of the Original Issue Price and (ii) any Accrued Distributions with respect to prior Fiscal Years and (B) such amount per Unit as would have been payable had all Preferred Units been converted into Common Units immediately prior to the relevant Deemed Liquidation Event in accordance with this Agreement.

“Unvested Class A Share” means an unvested Pubco Earnout Share (as defined in the Transaction Agreement).

“Unvested Common Unit” means a Common Unit issued to PubCo by the Company pursuant to Section 3.01(b)(iv) of the Transaction Agreement that corresponds to an Unvested Class A Share.

“Unvested Distribution Amount” has the meaning set forth in Section 4.01(c)

“Upstairs Preferred Share” has the meaning set forth in Section 3.05.

“Upstairs Warrant” has the meaning set forth in Section 3.04.

“Value” means for any Equity Plan, the Market Price for the Trading Day immediately preceding (i) the date of exercise in the case of a stock option or stock appreciation right or (ii) the Vesting Date for any other award.

“Vesting Date” has the meaning set forth in Section 3.11(b)(ii).

“Warrant Agreements” has the meaning set forth in Section 3.04.

“Warrant Assumption Agreement” has the meaning set forth in the Transaction Agreement.

“Warrants” has the meaning set forth in Section 3.04.

“Withholding Advances” has the meaning set forth in Section 5.05(b).

Section 1.02 Other Definitional and Interpretative Provisions. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise expressly provided herein, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, supplemented or restated, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified, supplemented or restated, including by succession of comparable successor statutes and any rules or regulations promulgated thereunder. Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Members, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Members. Except to the extent otherwise expressly provided herein, all references to any Member shall be deemed to refer solely to such Person in its capacity as such Member and not in any other capacity.

Article II
THE COMPANY

Section 2.01 Continuation of the Company. The Members hereby agree to continue the Company as a limited liability company pursuant to the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement. The authorized officer or representative, as an “authorized representative” within the meaning of the Delaware Act, shall file and record any amendments and/or restatements to the Certificate and such other certificates and documents (and any amendments or restatements thereof) as may be required under the Laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business. The authorized officer or representative shall, on request, provide the Manager with copies of each such document as filed and recorded. The Members hereby agree that the Company and its Subsidiaries shall be governed by the terms and conditions of this Agreement and, except as provided herein, the laws of their applicable jurisdiction of formation.

Section 2.02 Name. The name of the Company shall be Falcon’s Beyond Global, LLC. The Manager may change the name of the Company in its sole discretion and shall have the authority to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or necessary or advisable to effect such change.

Section 2.03 Term. The term of the Company began on April 23, 2021, and the Company shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article XII.

Section 2.04 Registered Agent and Registered Office. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Delaware Act will initially be the office and the agent so designated on the Certificate. The Company may, upon compliance with the applicable provisions of the Delaware Act, change its registered office or registered agent from time to time in the determination of the Manager.

Section 2.05 Purposes. Subject to the limitations contained elsewhere in this Agreement, the Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in any and all activities necessary, advisable, convenient or incidental thereto. The Company shall have all powers permitted under applicable Laws to do any and all things deemed by the Manager to be necessary or desirable in furtherance of the purposes of the Company.

Section 2.06 Powers of the Company. The Company will possess and may exercise all of the powers and privileges granted by the Delaware Act or by any other Law together with such powers and privileges as are necessary, advisable, incidental or convenient to, or in furtherance of the conduct, promotion or attainment of the business purposes or activities of the Company.

Section 2.07 Partnership Tax Status. The Members intend that the Company shall be treated as a partnership for U.S. federal, and applicable state and local, income tax purposes, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith.

Section 2.08 Regulation of Internal Affairs. The internal affairs of the Company and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the Delaware Act.

Section 2.09 Ownership of Property. Legal title to all Property conveyed to, or held by, the Company or its Subsidiaries shall reside in the Company or its Subsidiaries, as applicable, and shall be conveyed only in the name of the Company or its Subsidiaries, as applicable, and no Member or any other Person, individually, shall have any ownership of such Property.

Article III
UNITS; MEMBERS; BOOKS AND RECORDS; REPORTS

Section 3.01 Units; Admission of Members.

(a) Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. At the Effective Date, the Units will be comprised of (i) a single class of Common Units and (ii) a single class of Preferred Units.

(b) In connection with the Transactions, PubCo acquired newly issued Common Units, Preferred Units and Warrants from the Company pursuant to the Transaction Agreement and Warrant Agreements and was admitted as a Member.

(c) The Company shall maintain the Schedule of Members setting forth: (i) the name and address of each Member and (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member. The applicable Schedule of Members in effect as of the Effective Date and after giving effect to the Recapitalization is set forth as Schedule B to this Agreement. The Company shall also maintain a record of (1) the Capital Account of each Member on the Effective Date, (2) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units and (3) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) in its books and records. The Schedule of Members may be updated by the Manager in the Company’s books and records from time to time, and as so updated, it shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act. The Manager may from time to time redact the Schedule of Members in its sole discretion and no Person other than the Manager shall have a right to review the unredacted Schedule of Members, unless otherwise required by applicable Law. Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein. Fractional Units are hereby expressly permitted.

(d) Subject to Section 3.06(a), the Manager may cause the Company to (i) issue additional Common Units (but no additional Preferred Units) at any time in its sole discretion and (ii) create one or more classes or series of Units or preferred Units solely to the extent such new class or series of Units or preferred Units are substantially economically equivalent to a class of common or other stock of PubCo or class or series of preferred stock of PubCo, respectively, which may be subject to vesting and other terms and conditions as determined by the Manager and as may be set forth in any Equity Plan from time to time. When any such other Units or other Equity Securities are authorized and issued, the Schedule of Members and this Agreement shall be amended by the Manager to reflect such additional issuances and the resulting dilution, which shall be borne pro rata by all Members based on their Common Units.

(e) Subject to Section 13.09(b), the Manager may amend this Agreement, without the consent of any Member or any other Person, in connection with the creation and issuance of such classes or series of Units, pursuant to Section 3.01(d), Section 3.06(a) or Section 3.11.

(f) Unless the Manager otherwise directs, Units will not be represented by certificates.

Section 3.02 Substitute Members and Additional Members. No Transferee of any Units or any Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any voting rights or the right to receive distributions and allocations in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred or issued in compliance with the provisions of this Agreement and (ii) such Transferee or recipient shall have executed and delivered to the Company such instruments as the Manager deems necessary or desirable, in its sole and reasonable discretion, to effectuate the admission of such Transferee or recipient as a Member and to confirm the agreement of such Transferee or recipient to be bound by all the terms and provisions of this Agreement. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Company as a Member. A Substitute Member shall enjoy the same rights, and be subject to the same obligations, as the Transferor Member; provided, that such Transferor Member shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall, except as explicitly set forth herein, be relieved of all future obligations with respect to the Units so Transferred. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission of a Substitute Member or Additional Member.

Section 3.03 Recapitalization; PubCo’s Capital Contribution.

(a) In order to effect the Recapitalization, the number of Original Units that were issued and outstanding and held by the Pre-Closing Members prior to the Effective Date as set forth opposite their respective names on Schedule A are hereby recapitalized, as of the Effective Date, and after giving effect to such recapitalization and the other transactions related to the Recapitalization, into the number of Common Units set forth opposite the name of the respective Pre-Closing Members on the Schedule of Pre-Closing Members attached hereto as Schedule A and such Common Units are hereby issued and outstanding as of the Effective Date and the holders of such Common Units are Members hereunder.

(b) In connection with the closing of the Transactions, PubCo will acquire 7,985,976 newly issued Common Units, 656,333 newly issued Preferred Units and 8,440,667 newly issued Warrants from the Company.

Section 3.04 Warrants. On the Effective Date, in connection with the Transactions, the Company has issued warrants to purchase Common Units (the “Warrants”) to PubCo as set forth on Schedule B hereto pursuant to warrant agreements (the “Warrant Agreements”) entered into between the Company and PubCo as of the Effective Date. Upon the valid exercise of a Warrant in accordance with the applicable Warrant Agreement, the Company shall issue to PubCo the number of Common Units, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement, to be issued in connection with such exercise. In the event any holder of a warrant to purchase shares of Class A Common Stock (the “Upstairs Warrants”) exercises an Upstairs Warrant, then PubCo agrees that it shall cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Warrant with similar terms held by it, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Upstairs Warrant shall match with a corresponding number of Common Units issued by the Company pursuant to the Warrant Agreements. PubCo agrees that it will not exercise any Warrants other than in connection with the corresponding exercise of an Upstairs Warrant. In the event an Upstairs Warrant is redeemed, the Company will redeem a Warrant with similar terms held by PubCo.

Section 3.05 Preferred Units. On the Effective Date, in connection with the Transactions, the Company has issued Preferred Units to PubCo as set forth on Schedule B hereto pursuant to the Transaction Agreement. Upon the valid conversion of a Preferred Unit in accordance with the Certificate of Designation, the Company shall issue to PubCo the number of Common Units, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement, to be issued in connection with such conversion. In the event any holder of a share of convertible Preferred Stock (the “Upstairs Preferred Share”) converts an Upstairs Preferred Share into shares of Class A Common Stock, then PubCo agrees that it shall cause a corresponding conversion (including by effecting such conversion in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Preferred Unit with similar terms held by it, such that the number of shares of Class A Common Stock issued in connection with the conversion of such Upstairs Preferred Share shall match with a corresponding number of Common Units issued by the Company pursuant to the Certificate of Designation. PubCo agrees that it will not convert any Preferred Units other than in connection with the corresponding conversion of an Upstairs Preferred Share.

Section 3.06 Authorization and Issuance of Additional Units.

(a) Except as otherwise determined by the Manager in connection with a contribution of cash or other assets by PubCo to the Company, the Company and PubCo shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units, the Preferred Units, the Class A Common Stock, the Class B Common Stock and the Preferred Stock, as applicable, to maintain at all times (i) a one-to-one ratio between the number of Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, in the aggregate, (ii) a one-to-one ratio between the number of Common Units owned by each Member (other than PubCo and its Subsidiaries), directly or indirectly, and the number of outstanding shares of Class B Common Stock owned by such Member, directly or indirectly, and (iii) a one-to-one ratio between the number of Preferred Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Preferred Stock, in each case, disregarding, for purposes of maintaining the one-to-one ratio, (A) treasury stock or (B) preferred stock or other debt or equity securities (other than the Preferred Stock but including, without limitation, warrants, options or rights) issued by PubCo that are convertible into or exercisable or exchangeable for Class A Common Stock or Class B Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by PubCo to the equity capital of the Company). Except as otherwise determined by the Manager in connection with a contribution of cash or other assets by PubCo to the Company, in the event PubCo issues, transfers or delivers from treasury stock or repurchases or redeems PubCo’s preferred stock in a transaction not contemplated in this Agreement, the Manager and PubCo shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, PubCo, directly or indirectly, holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the Company which (in the good faith determination by the Manager) are in the aggregate substantially economically equivalent to the outstanding preferred stock of PubCo so issued, transferred, delivered, repurchased or redeemed. Except as otherwise determined by the Manager in its reasonable discretion, the Company and PubCo shall not undertake any subdivision (by any Common Unit or Preferred Unit split, stock split, distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Common Unit or Preferred Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Common Units, Class A Common Stock, Class B Common Stock or Preferred Units, as applicable, that is not accompanied by an identical subdivision or combination of Class A Common Stock, Class B Common Stock, Common Units or Preferred Stock, respectively, to maintain at all times (x) a one-to-one ratio between the number of Common Units owned, directly or indirectly, by PubCo and the number of outstanding shares of Class A Common Stock, in the aggregate, (y) a one-to-one ratio between the number of Common Units owned by each Member (other than PubCo and its Subsidiaries) and the number of outstanding shares of Class B Common Stock or (z) a one-to-one ratio between the number of Preferred Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Preferred Stock, in each case, unless such action is necessary to maintain at all times a one-to-one ratio between either the number of Common Units owned, directly or indirectly, by PubCo and the number of outstanding shares of Class A Common Stock, the number of Common Units owned by Members (other than PubCo and its Subsidiaries) and the number of outstanding shares of Class B Common Stock or the number of Preferred Units owned, directly or indirectly, by PubCo and the number of outstanding shares of Preferred Stock as contemplated by the first sentence of this Section 3.06(a). For the avoidance of doubt, nothing in this Section 3.06(a) requires a one-to-one ratio between the number of Common Units owned by a Member and the number of votes to which such Member is entitled on matters submitted to a vote of PubCo stockholders.

(b) The Company shall only be permitted to issue additional Common Units, and/or establish other classes or series of Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.01, this Section 3.06, Section 3.11 and Section 2. Subject to the foregoing and the terms and conditions of Section 3.01(d), the Manager may cause the Company to issue additional Common Units authorized under this Agreement and/or establish other classes or series of Units or other Equity Securities in the Company at such times and upon such terms as the Manager shall determine and the Manager shall amend or otherwise modify this Agreement as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 3.06 without the requirement of any consent or acknowledgement of any other Member.

Section 3.07 Repurchase or Redemption of Shares of Class A Common Stock. Except as otherwise determined by the Manager in connection with the use of cash or other assets held by PubCo, if at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by PubCo for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held (directly or indirectly) by PubCo, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by PubCo (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by PubCo; provided, if PubCo uses funds received from distributions from the Company or the net proceeds from an issuance of Class A Common Stock to fund such repurchase or redemption, then the Company shall cancel a corresponding number of Common Units held (directly or indirectly) by PubCo for no consideration. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law.

Section 3.08 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.09 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.10 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 5.01(a), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.11 Equity Plans.

(a) Options Granted to LLC Service Providers. If at any time or from time to time, a stock option to purchase shares of Class A Common Stock that was granted under an Equity Plan to an LLC Service Provider is duly exercised:

(i) PubCo shall sell to the Optionee, and the Optionee shall purchase from PubCo, for a cash price per share equal to the Value of a share of Class A Common Stock at the time of the exercise, the number of shares of Class A Common Stock equal to the quotient of (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of Class A Common Stock at the time of such exercise. Notwithstanding the foregoing, PubCo may determine in its discretion to permit a cashless exercise of such stock option.

(ii) PubCo shall sell to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary, PubCo shall sell to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall purchase from PubCo, a number of shares of Class A Common Stock equal to the difference between (x) the number of shares of Class A Common Stock as to which such stock option is being exercised minus (y) the number of shares of Class A Common Stock sold (or withheld in a cashless exercise) pursuant to Section 3.11(a)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option.

(iii) The Company shall transfer to the Optionee (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such LLC Service Provider (and not a distribution) to such LLC Service Provider, the number of shares of Class A Common Stock described in Section 3.11(a)(ii).

(iv) PubCo shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by PubCo in connection with the exercise of such stock option. PubCo shall receive for such Capital Contribution, a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised.

(b) Restricted Stock Granted to LLC Service Providers. If at any time or from time to time, in connection with any Equity Plan, any shares of Class A Common Stock are issued to an LLC Service Provider (including any shares of Class A Common Stock that are subject to forfeiture in the event such LLC Service Provider terminates his or her service with the Company or any Subsidiary), other than in connection with the exercise of a stock option, then, in consideration for services performed for the Company or any Subsidiary:

(i) PubCo shall issue such number of shares of Class A Common Stock as are to be issued to such LLC Service Provider in accordance with the Equity Plan;

(ii) On the date that the Value of such shares is includible in taxable income (the “Vesting Date”) with respect to the applicable LLC Service Provider, the following events will be deemed to have occurred: (1) PubCo shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such LLC Service Provider is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock on the Vesting Date, (2) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such LLC Service Provider, (3) PubCo shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Company as a Capital Contribution, and (4) in the case where such LLC Service Provider is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary;

(iii) The Company shall issue to PubCo on the Vesting Date a number of Common Units equal to the number of shares of Class A Common Stock issued under Section 3.11(b)(i) in consideration for a Capital Contribution that PubCo is deemed to make to the Company pursuant to clause (3) of Section 3.11(b)(ii) above; and

(iv) In the event that shares of Class A Common Stock described in this Section 3.11(b) are forfeited after a Vesting Date has occurred, the Common Units issued to PubCo pursuant to Section 3.11(b)(iii) with respect to such Class A Common Stock shall also be forfeited.

(c) Restricted Stock Units and Other Stock Based Awards Granted to LLC Service Providers. To the extent PubCo grants any restricted stock units or similar awards that are to be settled in shares of Class A Common Stock, the provisions of Section 3.11(b) shall apply mutatis mutandis with respect to such awards.

(d) Future Equity Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain PubCo from adopting, amending or otherwise modifying or terminating any Equity Plan for the benefit of employees, directors, consultants or other business associates of PubCo, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, amended or otherwise modified or terminated by PubCo, amendments or other modifications to this Section 3.11 may become necessary or advisable and that any approval or consent to any such amendments requested by PubCo shall be deemed granted by the Manager and the Members, as applicable, without the requirement of any further consent or acknowledgement of any other Member.

(e) Anti-Dilution Adjustments. For all purposes of this Section 3.11, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Equity Plan and applicable award or grant documentation.

Section 3.12 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by PubCo in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by PubCo to effect open market purchases of shares of Class A Common Stock, or (b) if PubCo elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by PubCo to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to PubCo a number of Common Units equal to the number of new shares of Class A Common Stock so issued.

Section 3.13 Tax and Accounting Information.

(a) Accounting Decisions and Reliance on Others. All decisions as to accounting matters of the Company, except as otherwise specifically set forth herein, shall be made by the Manager in accordance with Law and with accounting methods followed for U.S. federal, or where necessary for applicable state or local, income tax purposes. In making such decisions, the Manager may rely upon the advice of the independent accountants of the Company.

(b) Records and Accounting Maintained. For financial reporting purposes, unless otherwise determined by PubCo’s audit committee, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions. For all applicable tax purposes, the books and records of the Company shall be kept on the accrual method. The Fiscal Year of the Company shall be used for financial reporting and, to the extent permitted by applicable Law, for U.S. federal, and applicable state and local, income tax purposes.

(c) Financial Reports.

(i) The books and records of the Company shall be audited as of the end of each Fiscal Year by the same accounting firm that audits the books and records of PubCo (or, if such firm declines to perform such audit, by an accounting firm selected by the Manager).

(ii) In the event that neither PubCo nor the Company is required to file an annual report on Form 10-K or quarterly report on Form 10-Q, the Company shall deliver, or cause to be delivered, the following to each Member holding not less than 5% of the Units (each such Member, a “Qualifying Member”):

(A)	not later than ninety (90) days after the end of each Fiscal Year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related statements of operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail; and

(B)	not later than forty-five (45) days or such later time as permitted under applicable securities Law after the end of each of the first three fiscal quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the Fiscal Year and ending on the last day of such quarter.

(d) Tax Returns.

(i) The Manager shall arrange for the preparation and filing of all tax returns required to be filed by the Company in accordance with the procedures set forth in this Section 3.13(d) and applicable Law.

(ii) Before April 15, June 15, September 15, and December 15 of each Fiscal Year (or, if the due dates for estimated tax payments applicable to the Members or their equityholders are modified after the Effective Date, on or before such modified due dates), the Company shall send to each Person who was a Member at any time during the prior quarter, an estimate of information that the Manager reasonably determines, or as any such Person may reasonably request in writing that, each such Member reasonably requires in connection with discharging its tax reporting and estimated tax payment obligations.

(iii) As soon as reasonably practicable after the end of a Fiscal Year, the Manager shall cause the Company to provide to the Member Representative, on behalf of each Member, an IRS Schedule K-1 (and to the extent required, an IRS Schedule K-2 and an IRS Schedule K-3) for each Member with respect to such Fiscal Year, together with corresponding forms for state and local income tax purposes, setting forth such Member’s distributive share of share of income, gain, loss, deduction, and credit for the Fiscal Year, if any, and such other financial information and documents respecting the Company and its business as the Manager reasonably deems appropriate, or as a Member may reasonably require and request in writing, to enable such Member to prepare its U.S. federal, state and local income and other required tax returns (the statements referred to in this sentence, collectively, the “Draft Tax Statements”). Upon delivery of any Draft Tax Statements to the Member Representative, the Member Representative shall have thirty (30) days to review the applicable Draft Tax Statements and provide any comments to the Manager on such Draft Tax Statements. The Manager shall consider in good faith all reasonable comments received from the Member Representative during the thirty (30) day review period and shall revise and finalize the Draft Tax Statements after the expiration of such review period (such finalized statements, the “Final Tax Statements”). The Manager shall cause the Company to deliver Final Tax Statements to each applicable Member within five (5) Business Days of such statements becoming Final Tax Statements.

(iv) At least thirty (30) days prior to the due date (taking into account any applicable extensions) for the filing of any income or franchise tax return of the Company or any Company Subsidiary, the Manager shall send a draft of such income or franchise tax return, which shall be prepared consistently with any applicable Final Tax Statements, to the Member Representative for the Member Representative’s review and comment. The Manager shall consider in good faith all reasonable comments received from the Member Representative at least five (5) Business Days prior to the due date (taking into account any applicable extensions) for the filing of any such income or franchise tax return.

(v) Notwithstanding anything to the contrary in this Agreement, the Manager shall cause the Company to prepare and file all Flow-Thru Tax Returns of the Company and its applicable Subsidiaries for any taxable period ending on or prior to the Effective Date and any Straddle Period that are due after the date hereof (collectively, the “Pre-Closing Returns”) in a manner consistent with the Company’s or the relevant Subsidiary’s past practice except as otherwise required by applicable Law. Each Pre-Closing Return filed after the date hereof (taking into account applicable extensions) shall be submitted to the Pre-Closing Members for review and comment in accordance with the procedures set forth in Section 3.13(d)(iv). The Manager shall cause no Pre-Closing Return to be filed without the consent of the Pre-Closing Members, such consent not to be unreasonably withheld, conditioned, or delayed; provided, however, that if the parties are unable to resolve a dispute with respect to any such Pre-Closing Return, the Pre-Closing Return may be filed in the manner prepared by the Manager (but reflecting all undisputed changes as agreed pursuant to the procedures set forth in Section 3.13(d)(iv)) without the consent of the Pre-Closing Members, the dispute will be submitted to a nationally-recognized accounting firm, and, if necessary, an amended Pre-Closing Return will be filed. Notwithstanding the foregoing, each Pre-Closing Return for a Straddle Period (A) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. tax Law) is available shall be prepared in accordance with such method, (B) shall be prepared in accordance with Section 706(d)(3) of the Code to the extent applicable, (C) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. tax Law) may be made shall make such election, and (D) shall be prepared in a manner such that any and all deductions, losses, or credits of the Company and its Subsidiaries resulting from, attributable to, or accelerated by the payment of expenses in connection with the Transactions are allocated to the Pre-Closing Tax Period to the extent permitted by applicable tax Law. Without the prior written consent of the Pre-Closing Members (in each case not to be unreasonably withheld, conditioned or delayed), the Manager shall not, and shall not permit the Company, its Subsidiaries or any Affiliates of the Manager, the Company or its Subsidiaries to file, re-file or amend any Pre-Closing Returns or any other tax returns of the Company or its Subsidiaries for Pre-Closing Tax Periods.

Section 3.14 Books and Records. The Company shall keep full and accurate books of account and other records of the Company at its principal place of business. The Company shall permit each Member and each of its designated representatives, at such Member’s sole cost and expense, to examine the books and records of the Company or any of its Subsidiaries at the principal office of the Company or such other location as the Manager shall reasonably approve during normal business hours and upon reasonable notice for any purpose reasonably related to such Member’s Units; provided, that Manager has a right to keep confidential from the Members certain information in accordance with Section 18-305 of the Delaware Act.

Article IV
DISTRIBUTIONS

Section 4.01 Distributions.

(a) Distributable Cash; Other Distributions.

(i) To the extent permitted by the Delaware Act, other applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts, at such time and on such terms (including the payment dates of such Distributions) as the Manager in its sole discretion shall determine using such record date as the Manager may designate. All Distributions made under this Section 4.01 shall be made to the Members as of the close of business on such record date in accordance with this Section 4.01; provided, however, that the Manager shall have the obligation to make Distributions as set forth in Section 4.01(b) and Section 12.02; provided, further, that notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent or violate the Delaware Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. In furtherance of the foregoing, it is intended that the Manager shall, to the extent permitted by applicable Law, have the right in its sole discretion to make Distributions of Distributable Cash to the Members pursuant to this Section 4.01(a) in such amounts as shall enable PubCo to meet its obligations, including its obligations pursuant to the Tax Receivable Agreement (to the extent such obligations are not otherwise able to be satisfied as a result of Tax Distributions required to be made pursuant to Section 4.01(b)).

(ii) Subject to any Distributions made in accordance with Section 4.01(b) or Section 12.02, Distributions shall be (x) computed in respect of the quarterly periods ending March 31, June 30, September 30 and December 31, or if any such date for payment is not a Business Day, on the next Business Day succeeding such day (each such date being a “Distribution Record Date”) and (y) paid in arrears on or prior to the day that is fifteen (15) days after each such Distribution Record Date (each such date, regardless of whether any Distributions have been paid or declared and set aside for payment on such date, a “Distribution Payment Date”):

(A) Distributions of Distributable Cash made other than in connection with a Deemed Liquidation Event shall be made to Members as follows:

(1) first, to the holders of Preferred Units an amount per Preferred Unit equal to eight percent (8%) per annum of the Original Issue Price (provided, however, that the Company shall, prior to December 31, 2025, pay any such Distributions by issuing an additional amount of Preferred Units in respect of such Preferred Unit equal to (x) the Accrued Distributions of such Preferred Unit as of such date; divided by (y) the Original Issue Price; provided further that each holder of Preferred Units shall receive cash in lieu of fractional Preferred Units; and provided further that the Company may, with notice to the holders of Preferred Units no later than two (2) Business Days prior to the applicable Distribution Record Date, pay the Accrued Distribution on account of such Preferred Unit for such Distribution Payment Period in cash); and

(2) thereafter, to all other holders of Units (on an as-converted basis), pro rata in proportion to their respective Percentage Interests (determined on an as-converted basis).

(B) Distributions of Distributable Cash made in connection with a Deemed Liquidation Event shall be made to Members as follows:

(1) first, to the holders of Preferred Units in proportion to their respective Unpaid Preferred Liquidation Amount as of such date, until the Unpaid Preferred Liquidation Amount with respect to the Preferred Units is Zero Dollars ($0); and

(2) thereafter, to all holders of Common Units (excluding, for the avoidance of doubt, Preferred Units), pro rata in proportion to their respective Percentage Interests.

(iii) Furthermore, in the event that any holder of Units is obligated to return to the Company any distributions made in respect of such Units, including by reason of the violation of any restrictive covenant in favor of the Company or any of its Subsidiaries, such returned amounts may be distributed to the other holders of Units in accordance with Section 4.01(a)(i) as if such distribution were a new distribution pursuant to Section 4.01(a)(i).

(b) Tax Distributions.

(i) With respect to each Fiscal Year, the Company shall, to the extent permitted by applicable Law, make cash distributions to (i) each Member pro rata in proportion to each Member’s respective Percentage Interest in an amount such that the Member with the highest Assumed Tax Liability per Unit receives an amount equal to such Member’s Assumed Tax Liability with respect to its Common Units and (ii) each Member holding Preferred Units pro rata based on the number of Preferred Units held by such Member in an amount equal to such Member’s Assumed Tax Liability with respect to its Preferred Units (each, a “Tax Distribution”). Tax Distributions pursuant to this Section 4.01(b)(i) shall be estimated by the Company for each Estimated Tax Period and, to the extent feasible, shall be distributed to the Members on a quarterly basis at least five (5) Business Days prior to the date on which any estimated U.S. federal income tax payments are due by the Members (each, a “Quarterly Tax Distribution”); provided, that the foregoing shall not restrict the Company from making a Tax Distribution on any other date. Quarterly Tax Distributions shall take into account the estimated taxable income or loss of the Company for the Fiscal Year through the end of the relevant Estimated Tax Period, determined in accordance with the principles applicable for determining a Member’s Assumed Tax Liability for such Fiscal Year. A final accounting for Tax Distributions shall be made for each Fiscal Year promptly after the allocation of the Company’s actual net taxable income or loss has been determined and any shortfall in the amount of Tax Distributions a Member received for such Fiscal Year based on such final accounting shall promptly be distributed to such Member. For the avoidance of doubt, any excess Tax Distributions a Member receives with respect to any Fiscal Year shall reduce future Tax Distributions otherwise required to be made to such Member with respect to any subsequent Fiscal Year. For the avoidance of doubt, no Tax Distributions (and no tax distributions made prior to the Effective Date) shall be treated for any purpose under this Agreement as advances against, and no such amount shall offset or reduce, any subsequent distributions under Section 4.01(a).

(ii) If, on the date of a Tax Distribution, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Distributions pursuant to this Section 4.01(b) shall be made to the Members to the extent of available funds pro rata in proportion to the amounts that otherwise would have been distributed pursuant to this Section 4.01(b) if the Company had sufficient funds on hand to make all of the Tax Distributions permitted under this Section 4.01(b), and the Company shall make future Tax Distributions as soon as funds sufficient to pay the remaining portion of the Tax Distributions to which such Members are otherwise entitled become available.

(iii) In the event of any audit by, or similar event with, a taxing authority that affects the calculation of any Member’s Assumed Tax Liability for any taxable year (other than an audit conducted pursuant to the Partnership Tax Audit Rules for which no election is made pursuant to Code Section 6226 thereof and the Treasury Regulations promulgated thereunder (or any similar provision of U.S. state or local tax law)), or in the event the Company files an amended tax return, each Member’s Assumed Tax Liability with respect to such year shall be recalculated by giving effect to such event (for the avoidance of doubt, taking into account any interest, penalties and additions to tax imposed). Any shortfall in the amount of Tax Distributions the Members and/or former Members received for the relevant taxable years based on such recalculated Assumed Tax Liability promptly shall be distributed, in accordance with the principles of Section 4.01(b)(i), to such Members and the successors of such former Members, except, for the avoidance of doubt, to the extent Distributions were made to such Members and former Members pursuant to Section 4.01(a) and this Section 4.01(b) in the relevant taxable years sufficient to cover such shortfall.

(iv) Notwithstanding the foregoing, for the avoidance of doubt, Tax Distributions pursuant to this Section 4.01(b), if any, shall be made to the Members only to the extent all previous Tax Distributions to the Members pursuant to Section 4.01(b) with respect to a Fiscal Year are less than the Tax Distributions the Members otherwise would have been entitled to receive with respect to such Fiscal Year pursuant to this Section 4.01(b).

(c) Notwithstanding the foregoing, the portion of any distribution that would otherwise be made in respect of any Unvested Common Unit under Section 4.01(a) (“Unvested Distribution Amount”) or any Earnout Common Unit under Section 4.01 (“Earnout Distribution Amount”) shall be deducted from such distribution and be recorded as an Unvested Distribution Amount or Earnout Distribution Amount in the Company’s books and records at the time of such distribution, and the Unvested Distribution Amount in respect of any such Common Unit that vested and the Earnout Distribution Amount in respect of any Earnout Common Unit that have satisfied the earnout criteria set forth in Section 3.01 of the Transaction Agreement following such prior distribution shall be distributed by the Company to the holder of such Common Unit in the proportion of, and promptly following, such vesting or satisfaction of the earnout criteria, as applicable. Upon the termination, forfeiture or cancellation of any Unvested Common Unit or Earnout Common Unit, any Unvested Distribution Amount or Earnout Distribution Amount previously recorded with respect to such Unvested Common Unit or Earnout Common Unit shall be noted as cancelled on the books and records of the Company and such amount shall in the next distribution under Section 4.01(a) be distributed pursuant to the terms of Section 4.01(a).

Article V
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; ALLOCATIONS

Section 5.01 Capital Contributions. From and after the date hereof, except as expressly provided in this Agreement, no Member shall have any obligation to the Company, to any other Member or to any creditor of the Company to (a) loan any money or property to the Company, (b) borrow any money or property from the Company or (c) make any additional Capital Contributions. Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any Property of the Company.

Section 5.02 Capital Accounts.

(a) Maintenance of Capital Accounts. The Company shall maintain a separate Capital Account for each Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i) Each Member listed on the Schedule of Members shall be credited with the Initial Capital Account Balance set forth on the Schedule of Members. The Schedule of Members shall be amended by the Manager after the Effective Date from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Section 5.02(a)(ii), Section 5.02(a)(iii), Section 5.02(a)(iv), Section 5.02(c) or otherwise.

(ii) To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.03 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.

(iii) To each Member’s Capital Account there shall be debited: (A) the amount of money and the Carrying Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of deductions or losses that are allocated to such Member pursuant to Section 5.03 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.

(iv) In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

(v) Upon the issuance of additional amount of Preferred Units pursuant to Section 4.01(a)(ii)(A)(1), the Members intend that the allocations and capital maintenance rules shall be governed under Treasury Regulations Section 1.704-3 with adjustments being made in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s) and consistent with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder in order to effectuate the Members’ agreed upon economic sharing of items within the Company.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Manager shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are assumed by the Company or the Members), the Manager may make such modification so long as such modification is reasonably necessary and appropriate to reflect the relative economic arrangements of the Members. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), (ii) adjust the Carrying Value of the Company’s properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2) if any noncompensatory options (including the Warrants) are outstanding upon the occurrence of any revaluation of the Company’s property, and (iii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b) Succession to Capital Accounts. In the event any Person becomes a Substitute Member in accordance with the provisions of this Agreement, such Substitute Member shall succeed to the Capital Account of the former Member (the “Transferor Member”) to the extent such Capital Account relates to the Transferred Units.

(c) Adjustments of Capital Accounts. The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property as consideration for one or more Units; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (iv) in connection with the issuance by the Company of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); (v) in connection with the issuance by the Company of a noncompensatory option for more than a de minimis amount of interests in the Company; and (vi) upon the contribution of cash to the Company in connection with the Transactions; provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above need not be made if the Manager reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustments does not adversely and disproportionately affect any Member.

(d) No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein. A Member shall have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member. Except as expressly provided elsewhere herein, no interest shall be paid on the balance in any Member’s Capital Account.

(e) Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member, with appropriate adjustments if necessary to reflect the economic differences between Units.

Section 5.03 Allocations.

(a) Net Income and Net Loss. Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Section 5.03(b), Section 5.03(c) and Section 5.03(d), Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 12.02(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 12.02(b), to the Members immediately after making such allocation (assuming, solely for this purpose that all unvested Units were fully vested in respect of time-based vesting conditions), minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b) Special Allocations. The following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.03(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V other than Section 5.03(b)(i), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.03(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as promptly as possible; provided, that an allocation pursuant to this Section 5.03(b)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.03(b)(iii) were not in the Agreement. This Section 5.03(b)(iii) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(iv) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in a manner determined by the Manager consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

(v) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).

(vi) Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss; and (B) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(c) Regulatory Allocations. The allocations set forth in Section 5.03(b) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Net Income and Net Loss of the Company or make distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Net Income and Net Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Net Income and Net Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

(d) Loss Limitation. Net Loss (or individual items of loss or deduction) allocated pursuant to Section 5.03 hereof shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Section 5.03 hereof, the limitation set forth in this Section 5.03(d) shall be applied on a Member by Member basis and Net Loss (or individual items of loss or deduction) not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any reallocation of Net Loss pursuant to this Section 5.03(d) shall be subject to chargeback pursuant to the Regulatory Allocation provision of Section 5.03(c).

Section 5.04 Other Allocation Rules.

(a) Interim Allocations Due to Percentage Adjustment. If a Percentage Interest of Units is the subject of a Transfer or the Members’ interests in the Company change pursuant to the terms of this Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), and the amounts of the items so allocated to each such portion shall be credited or charged to the Members in accordance with Section 5.03 as in effect during each such portion of the Fiscal Year in question. Such allocation shall be in accordance with Section 706 of the Code and the regulations thereunder and made without regard to the date, amount or receipt of any distributions that may have been made with respect to the Transferred Percentage Interest to the extent consistent with Section 706 of the Code and the regulations thereunder, and shall be made using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and Treasury Regulations thereunder; provided, however that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder and that is selected by the Manager (with the prior written consent of the Member Representative, not to be unreasonably withheld, conditioned or delayed). In furtherance of the foregoing, any such method selected shall be set forth in a dated, written statement maintained with the Company’s books and records. The Members hereby agree that any such selection by the Manager is made by “agreement of the partners” within the meaning of Treasury Regulation Section 1.706-4(f). As of the date of such Transfer, the Transferee Member shall succeed to the Capital Account of the Transferor Member with respect to the Transferred Units.

(b) Tax Allocations: Code Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company, and allocations that are “reverse Section 704(c) allocations” described in Treasury Regulations 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for U.S. federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using the “traditional method” under Treasury Regulations Section 1.704-3(c), except as otherwise agreed by the Manager with the prior written consent of the Member Representative (not to be unreasonably withheld, conditioned or delayed), with respect to any property contributed to the Company before the Acquisition Merger and “reverse section 704(c) allocations” (within the meaning of Treas. Reg. § 1.704-3(a)(6)) arising before or in connection with the Acquisition Merger. With respect to property contributed or section 704(c) amounts arising from revaluations made after the Acquisition Merger, the Company may use any method permitted under Treas. Reg. § 1.704-3. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Sections 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x). Allocations pursuant to this Section 5.04(a), Section 704(c) of the Code (and the principles thereof), Treasury Regulation 1.704-1(b)(4)(i), and Treasury Regulation 1.704-3(a)(6) are solely for purposes of U.S. federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or distributions (other than by reason of affecting Tax Distributions) pursuant to any provision of this Agreement.

(c) Notwithstanding any other provision of this Agreement, the Members intend that, solely for U.S. federal income tax purposes, Unvested Common Unit and Earnout Common Unit shall be treated as having satisfied the applicable vesting and earnout criteria set forth in the Transaction Agreement for purposes of allocating Net Income and Net Loss pursuant to this Article V (including for the purposes of determining amounts that would be distributable to the Members in the case of any hypothetical distribution or liquidation and determining such Members’ Assumed Tax Liability and entitlement to distributions pursuant to Section 4.01(b), but not, for the avoidance of doubt, entitlement to actual distributions pursuant to Section 4.01(a)). If and when the Unvested Common Unit or Earnout Common Unit are forfeited for failing to have satisfied the applicable vesting and earnout criteria, the Members intend and agree (x) that the Manager may make such allocations as deemed necessary to reflect such forfeiture and (y) to prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

(d) In the event the Carrying Value of any Company asset is adjusted pursuant to clause (vi) or (v) of the definition of Carrying Value, any Net Income or Net Losses resulting from such adjustment shall, in the manner reasonably determined by the Manager, be allocated among the Members such that the Capital Account balance relating to each Common Unit or Preferred Unit, as applicable, in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided, that if the foregoing allocations are insufficient to cause the Capital Account balance relating to each Common Unit to be so equal in amount, then the Manager, in its reasonable discretion, shall cause a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3) to cause the Capital Account balance relating to each Common Unit to be so equal in amount.

Section 5.05 Tax Withholding; Withholding Advances.

(a) Tax Withholding.

(i) If reasonably requested by the Company, each Member shall, if reasonably able to do so, deliver to the Company: (A) an affidavit in form satisfactory to the Company that the applicable Member (or its regarded owner for U.S. federal income tax purposes, as the case may be) is not subject to withholding under the provisions of any U.S. federal, state, local, foreign or other Law; (B) any certificate that the Company may reasonably request with respect to any such Laws; and/or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such Law. In the event that a Member (or its regarded owner for U.S. federal income tax purposes, as the case may be) fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), for the avoidance of doubt, the Company may withhold amounts from such Member in accordance with Section 5.05(b) to the extent it is required to do so under applicable Law.

(ii) After receipt of a written request of any Member, the Company shall provide such information to such Member and take such other action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not materially adverse or unduly burdensome to the Company or any Member. In addition, the Company shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided, that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Company and that any filing fees, taxes or other reasonably documented out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members equally.

(b) Withholding Advances. To the extent PubCo or the Company or any of their Subsidiaries is required by Law to withhold or to make tax payments (including payments for interest, penalties or additions to tax) on behalf of or with respect to any Member (e.g., in connection with allocations of income or with the delivery of consideration in connection with a Redemption, backup withholding, Section 1441 of the Code, Section 1445 of the Code, or Section 1446 of the Code or, in each case, similar provisions of state, local or other tax Law with respect to allocations or distributions to Persons who are not U.S. persons for U.S. federal income tax purposes) (“Withholding Advances”), PubCo, the Company, or such Subsidiary, as the case may be, may withhold such amounts and make such payments as so required. “Withholding Advances” with respect to a Member shall not include any “imputed underpayment” within the meaning of the Partnership Tax Audit Rules (or similar provisions of state or local tax Law or any related liability) attributable to such Member to the extent the associated liability (which, for the avoidance of doubt, includes any associated liability for interest, penalties, or additions to tax) is fully paid by such Member in accordance with Section 6.01(b).

(c) Repayment of Withholding Advances. All Withholding Advances made (or to be made) on behalf of a Member shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account except to the extent that the Withholding Advances previously reduced such Member’s Capital Account), or (ii) with the consent of the Manager (not to be unreasonably withheld, conditioned or delayed) be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.05(b), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon any Dissolution Event) unreduced by the amount of such Withholding Advance.

(d) Withholding Advances — Reimbursement of Liabilities. Each Member hereby agrees to reimburse the Company, or any other applicable Member, for any liability with respect to Withholding Advances required or made on behalf of or with respect to such Member. The obligations of a Member with respect to the repayment and reimbursement of Withholding Advances will survive the termination, liquidation, winding up and dissolution of the Company and will survive the partial or complete Transfer or redemption of such Member’s interests in the Company.

Section 5.06 Tax Proceedings. In representing the Company before any taxing authorities and courts in administrative or judicial proceedings relating to tax matters affecting the Company and the Members in their capacity as such, the Company Representative shall, to the extent practicable and permitted under the circumstances, keep the Members reasonably informed of any such proceedings. Neither the Company nor the Company Representative shall settle any audit, examination, investigation or administrative, court or other proceeding related to any tax or tax returns for any Pre-Closing Tax Period in a manner which would have a material adverse effect on any Pre-Closing Member without the prior written consent of the Pre-Closing Member that would be so impacted, such consent not to be unreasonably withheld, conditioned or delayed.

Article VI
CERTAIN TAX MATTERS

Section 6.01 Company Representative.

(a) The Manager is authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law; provided, that the Manager may appoint and replace the Company Representative. The Company Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3)(i). The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall cooperate fully with each other and shall use reasonable efforts to cause the Manager (or any Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired (and causing any tax matters partner, partnership representative or designated individual designated prior to the Effective Date to resign, be revoked or replaced, as applicable), including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d).

(b) The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Company Representative. The Company Representative is authorized to take, and shall determine in its sole discretion whether or not the Company will take, such actions and execute and file all statements and forms on behalf of the Company that are approved by the Manager and are permitted or required by the applicable provisions of the Partnership Tax Audit Rules; provided that no “push-out” election under Section 6226 of the Code and any analogous election under state or local tax Law shall be made by the Company in any case where such election is available with respect to any Pre-Closing Tax Period or Straddle Period if the relevant Pre-Closing Members agree to make other arrangements reasonably satisfactory to the Manager for the payment or reimbursement of such Pre-Closing Members’ share of any imputed underpayment, tax or other deficiency (and, without duplication, any associated interest, adjustments to tax, and penalties) payable by the Company with respect to such Pre-Closing Tax Period or Straddle Period. Each Member agrees to cooperate with the Company Representative and to do, or refrain from doing, any or all things reasonably requested by the Company Representative (including paying any and all resulting taxes, additions to tax, penalties and interest, providing the Company with reasonably requested certifications, forms and documentation, and filing any forms in a timely fashion) in connection with any examination of the Company’s affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings.

(c) The Company shall make and maintain at all times, and shall cause each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to make and maintain at all times, a valid election pursuant to Section 754 of the Code (and analogous provisions of state or local Law).

Article VII
MANAGEMENT OF THE COMPANY

Section 7.01 Management by the Manager. Except as otherwise specifically set forth in this Agreement, the Manager shall be deemed to be a “Manager” for purposes of the Delaware Act and the Company shall be a Manager-managed entity. Except as expressly provided in this Agreement or the Delaware Act, the day-to-day business and affairs of the Company and its Subsidiaries shall be managed, operated and controlled exclusively by the Manager in accordance with the terms of this Agreement, and no other Members shall have management authority or rights over the Company or its Subsidiaries. The Manager is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s and its Subsidiaries’ business, and the actions of the Manager taken in accordance with such rights and powers, shall bind the Company (and no other Members shall have such right). Except as expressly provided in this Agreement, the Manager shall have all necessary powers to carry out the purposes, business, and objectives of the Company and its Subsidiaries. The Manager may delegate to Members, employees, officers or agents of the Company or any Subsidiary in its discretion (i) the authority to sign agreements and other documents on behalf of the Company or any Subsidiary and (ii) such of the powers as are granted to the Manager hereunder as it deems appropriate. The Manager shall have the exclusive power and authority, on behalf of the Company and its Subsidiaries to take such actions not inconsistent with this Agreement as the Manager deems necessary or appropriate to carry on the business and purposes of the Company and its Subsidiaries. Notwithstanding the foregoing to the contrary, except with the consent of the Required Members, PubCo shall not and shall cause its Subsidiaries not to operate or conduct any business other than through the Company and its Subsidiaries.

Section 7.02 Withdrawal of the Manager. PubCo may withdraw as the Manager and appoint as its successor at any time upon written notice to the Company (i) any wholly-owned Subsidiary of PubCo, (ii) any Person into which PubCo is merged or consolidated or (iii) any Transferee of all or substantially all of the assets of PubCo, which withdrawal and replacement shall be effective upon the delivery of such notice. No appointment of a Person other than PubCo (or its successor, as the case may be) as Manager shall be effective unless PubCo (or its successor, as the case may be) and the new Manager provide all other Members with contractual rights, directly enforceable by such other Members against the new Manager, to cause the new Manager to comply with all of the Manager’s obligations under this Agreement.

Section 7.03 Decisions by the Members.

(a) Other than the Manager and except as set forth in this Agreement, the Members shall take no part in the management of the Company’s business, shall transact no business for the Company and shall have no power to act for or to assume any obligations or responsibility on behalf of, or to bind the Company; provided, however, that the Company may engage any Member or principal, partner, member, shareholder or interest holder thereof as an employee, independent contractor or consultant to the Company, in which event the duties and liabilities of such Person with respect to the Company as an employee, independent contractor or consultant, as applicable, shall be governed by the terms of such engagement with the Company.

(b) Except as expressly provided herein or expressly required under the Delaware Act, neither the Members nor any class of Members shall have the power or authority to vote, approve or consent to any matter or action taken by the Company (or by PubCo, as Manager), including to remove PubCo as Manager.

Section 7.04 Fiduciary Duties. (i) The Manager shall, in its capacity as Manager, and not in any other capacity, have the same fiduciary duties to the Company and the Members as a member of the board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL); and (ii) each Officer shall, in his or her capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Members as an officer of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL). Notwithstanding the immediately preceding sentence, the doctrine of corporate opportunity and any analogous doctrine shall not apply to any Exempted Person.

Section 7.05 Officers.

(a) Appointment of Officers. The Manager may appoint individuals as officers of the Company (“Officers”), which may include such officers as the Manager determines are necessary or appropriate. No Officer need be a Member. An individual may be appointed to more than one office.

(b) Authority of Officers. The Officers shall have the duties, rights, powers and authority as may be prescribed by the Manager from time to time.

(c) Removal, Resignation and Filling of Vacancy of Officers. Unless otherwise set forth in the employment agreement of the applicable Officer, the Manager may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Secretary or, if there is no Secretary, to the Manager, without prejudice to the rights, if any, of the Company under any contract to which such Officer is a party, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the Manager.

Section 7.06 Transactions Between the Company and the Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager, provided, that such contracts and dealings (other than contracts and dealings between the Company and its Subsidiaries) are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are otherwise (a) approved by the Members and (b) permitted by the Credit Agreements, if any; provided that the foregoing shall in no way limit the Manager’s rights under Section 3.01(a), Section 3.01(d), Section 3.01(e), Section 3.06, Section 3.07 or Section 3.11. The Members hereby approve each of the contracts or agreements between or among the Manager, the Company and their respective Affiliates entered into on or prior to the Effective Date in accordance with the Prior Agreement or that the board of managers of the Company or the Corporate Board has approved in connection with the Recapitalization or the Transactions as of the Effective Date.

Section 7.07 Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that the Manager’s Class A Common Stock will be publicly traded and, therefore, the Manager will have access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members; therefore, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including without limitation all fees, expenses and costs of being a public company (including without limitation public reporting obligations, proxy statements, stockholder meetings, Stock Exchange fees, transfer agent fees, legal fees, SEC and FINRA filing fees, insurance costs and offering expenses) and maintaining its corporate existence. In the event that shares of Class A Common Stock are sold to underwriters in any Qualifying Offering at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public in such Qualifying Offering after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (such difference, the “Discount”) (i) the Manager shall be deemed to have contributed to the Company in exchange for newly issued Common Units the full amount for which such shares of Class A Common Stock were sold to the public and (ii) the Company shall be deemed to have paid the Discount as an expense. Notwithstanding the foregoing, neither the income tax obligations of the Manager nor PubCo’s payment obligations under the Tax Receivable Agreement shall be treated as Company expenses subject to reimbursement under this Section 7.07.

Article VIII
TRANSFERS OF INTERESTS

Section 8.01 Restricted Transfer.

(a) No Member will directly or indirectly Transfer any Units or all or any part of the economic or other rights that comprise such Member’s interest in the Company except (i) Transfers to a Permitted Transferee in compliance with this Article VIII, (ii) with the prior written consent of the Manager, (iii) solely in the case of a limited partner in an investment fund that indirectly holds Units, indirect Transfers of Units by such limited partner in connection with the Transfer of its interest in the applicable investment fund, or (iv) any indirect Transfer of Units held by the Manager by virtue of any Transfer of Equity Securities in PubCo. Any attempted Transfer not in compliance with the terms of this Article VIII will be null and void and the Company will not in any way give effect to any such Transfer. In addition to the foregoing, no Member will, and each Member will cause its Affiliates not to, circumvent the provisions of this Agreement by Transferring (or permitting the Transfer of) its securities or any entity whose primary purpose is to hold (directly or indirectly) Units unless such Transfer is otherwise in compliance with the terms of this Article VIII.

(b) Any Member who assigns any Units or other interest represented by such Units in the Company (any such Member, an “Assignor”) in accordance with this Article VIII will cease to be a Member of the Company with respect to such Units or other interest represented by such Units and will no longer have any rights or privileges of a Member with respect to such Units or such portion of its interest represented by such Units (but will still be bound by this Agreement in accordance with this Article VIII, subject to Section 8.03), including the power and right to vote (in proportion to the extent of the interest Transferred) on any matter submitted to the Members, and, for voting purposes, such interest will not be counted as outstanding in proportion to the extent of the interest Transferred unless and until the Transferee is admitted as a Member in accordance with Section 8.03. Nothing contained herein shall relieve any Member who Transfers any Units in the Company from any liability of such Member to the Company with respect to such Units that may exist as of the date of such Transfer or that is otherwise specified in the Delaware Act or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in any agreements required to be delivered by any such Member under Section 8.03.

(c) Subject to the terms of this Article VIII, any Person who acquires in any manner whatsoever any Interest (any such Person, an “Assignee”), irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, will be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms, conditions and obligations (but will be entitled to none of the rights or benefits) of this Agreement that any Transferor of such Interest of such Person was subject to or by which such Transferor was bound.

(d) Notwithstanding any other provision of this Agreement to the contrary, except as otherwise agreed by the Manager, no Member shall Transfer all or any part of its Units or any right or economic interest pertaining thereto if such Transfer, in the reasonable discretion of the Manager, would (i) in the reasonable determination of the Manager, cause the Company to be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Treasury Regulations promulgated thereunder, (ii) in the reasonable determination of the Manager, cause the Company to fail to qualify for the safe harbor contained in Treasury Regulations Section 1.7704-1(h), (iii) result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws, (iv) cause an assignment under the Investment Company Act, or (v) in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any obligation under any Credit Agreement to which the Company or the Manager is a party; provided that the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager. Any purported Transfer in contravention of this Section 8.01(d) will be null and void ab initio.

(e) For the avoidance of doubt, in addition to any restrictions on Transfer set forth in this Article VIII that may apply to such Transfer, any Transfer of Units by any Member shall be subject to the restrictions on Transfer applicable thereto pursuant to any award agreement or other policy, agreement or arrangement with or of PubCo, the Company of any of their Affiliates applicable to such Member.

Section 8.02 Permitted Transfers. Subject to Section 8.01(d) and Section 8.01(e), from and after the Effective Date, the following Transfers shall be permitted (any such Transfer, a “Permitted Transfer” and, the applicable Transferee, a “Permitted Transferee”):

(a) Affiliates and Members of the Immediate Family. Subject to Section 8.03, a Member who is an individual will be entitled to Transfer all or any portion of such Member’s Units to one or more Members of the Immediate Family of such Member, or to a trust or other estate planning vehicle for the benefit of such Member or one or more of the Members of the Immediate Family of such Member or an Affiliate of such Person; provided, however, that no such Transfer will be effective until the holders of the beneficial interests of such Transferee will have delivered to the Company a written acknowledgement and agreement in form and substance reasonably satisfactory to the Company that they will not Transfer any such beneficial interests or permit such Transferee to issue any such beneficial interests except to the extent such Transfer or issuance (treating such issuance as a Transfer by such holders) would be permitted under this Section 8.02 if the beneficial interests were Units. In no event will all or any portion of a Member’s Units be Transferred to a minor or an incompetent except in trust or pursuant to the Uniform Gifts to Minors Act. Subject to compliance with the requirements set forth in this Agreement, (i) each Member, who is not a natural person, will be entitled to Transfer all or any portion of such Member’s Interest to its Affiliates or by distributions from such Member to its members, partners or shareholders or their Affiliates; and (ii) the direct and indirect owners of any Members, who are not natural persons, will be entitled to Transfer to their respective Affiliates all or any portion of their indirect interests in the Company so long as Affiliates of the applicable Transferor Member(s) continue to control the applicable vehicles through which their respective owners hold their investment in the Company.

(b) Upon Death. Subject to Section 8.03 and compliance with the requirements set forth in this Agreement, upon the death of any Member who is a natural Person, such Member’s Interest may be Transferred by the will or other instrument taking effect at the death of such Member or by applicable Laws of descent and distribution to such Member’s estate, executors, administrators and personal representatives, and then to such Member’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of such Member.

(c) To the Company. Subject to compliance with the requirements set forth in this Agreement, each Member will be entitled to Transfer all or any portion of such Member’s Units to the Company.

(d) To an Existing Member. Subject to Section 8.03 and compliance with the requirements set forth in this Agreement, each Member will be entitled to Transfer all or any portion of such Member’s Units to an existing Member or any Affiliates of an existing Member on an arms-length basis.

(e) To Other Permitted Transferees. Subject to compliance with the requirements set forth in this Agreement, each Member will be entitled to Transfer all or any portion of such Member’s Units (i) by bona fide gift to a charitable organization, (ii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof, and (iii) in the case of an individual, pursuant to a qualified domestic relations order.

(f) Certain Company Transactions. Any Transfer contemplated by Section 10.01 in connection with a PubCo Approved Change of Control or PubCo Approved Recap Transaction.

Section 8.03 Transfer Requirements. Subject to the provisions of Section 8.01, no Assignee (including a Permitted Transferee) will be admitted to the Company as a Member unless the following conditions are satisfied:

(a) In the case of a Transfer to a Permitted Transferee or pursuant to Section 8.01, a duly executed written instrument of Transfer is provided to the Manager, specifying the Units being Transferred and setting forth the intention of the Member effecting the Transfer that the Transferee succeed to a portion or all of such Member’s Units as a Member;

(b) If requested by the Manager, an opinion of responsible counsel (who may be counsel for the Company) that is reasonably satisfactory in form and substance to the Manager, is provided to the Manager to the effect that:

(i) such Transfer would not violate the Securities Act or any state securities or blue sky Laws applicable to the Company or the Units to be Transferred;

(ii) such Transfer would not cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code; and

(iii) such Transfer would not cause the Company to lose its status as a partnership for U.S. federal income tax purposes, it being understood that the opinions described in clauses (ii) and (iii) above shall only be required to the extent that the Manager shall reasonably determine that such Transfer may otherwise raise a material risk that the Company would be considered a publicly traded partnership under Section 7704(b) of the Code or lose its status as a partnership for U.S. federal income tax purposes, as the case may be.

(c) In the case of a Transfer to a Permitted Transferee or pursuant to Section 8.01, the Member effecting the Transfer and the Transferee execute any other instruments that the Manager deems reasonably necessary or desirable for admission of the Transferee, including the written acceptance by the Transferee of this Agreement and such Transferee’s agreement to be bound by and comply with the provisions hereof; and

(d) Other than in connection with a Transfer pursuant to Section 8.02 or unless waived by the Manager, the Member effecting the Transfer or the Transferee pays to the Company a transfer fee in an amount sufficient to cover the reasonable out-of-pocket expenses incurred by the Company in connection with the admission of the Transferee and provides to the Company any information reasonably necessary for the Company to make required basis adjustments and comply with applicable tax reporting requirements relating to the Transfer.

Section 8.04 Withdrawal of a Member. If a Member Transfers all of its Units in accordance with the terms of this Agreement and the Assignee of such Interest is admitted as a Member pursuant to Section 8.03, such Assignee will be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified when the Assignee is admitted and immediately following such admission the Assignor will cease to be a Member of the Company. Upon the Assignor ceasing to be a Member (including upon the forfeiture of any Units that are subject to vesting), the Assignor will not be entitled to any distributions from and after the date of such Transfer. Notwithstanding the admission of a Transferee or an Assignee as a Member and except as otherwise expressly approved by the Manager (such approval not to be unreasonably withheld, conditioned or delayed), the Transferor or Assignor will not be released from any obligations to the Company as a Member (or otherwise) existing as of the date of the Transfer or relating to the consummation of such Transfer (which shall be deemed to include any liabilities arising from any failure by the Transferee to withhold or deduct any amounts required to be deducted or withheld under Section 1446 of the Code or any other Law (including as a result of the Company or any of its Affiliates being required to deduct and withhold amounts from distributions to Transferee or its successor) and any liabilities for taxes (including any interest, penalties or additions to tax) imposed on the Company or any Subsidiaries thereof for any taxable period (or portion thereof) ending on or before the date of such Transfer, including pursuant to Chapter 63 of the Code (and any analogous provisions of state, local or non-U.S. Law)).

Section 8.05 Registration of Transfers. When any Units are Transferred in accordance with the terms of this Agreement, the Company shall cause such Transfer to be registered on the books of the Company.

Section 8.06 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available with respect to such sale. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON OCTOBER 6, 2023, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE AMENDED AND RESTATED OPERATING AGREEMENT OF FALCON’S BEYOND GLOBAL, LLC, AS MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME, AND FALCON’S BEYOND GLOBAL, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY FALCON’S BEYOND GLOBAL, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Article IX
REDEMPTION

Section 9.01 Redemption Right of a Member.

(a) Each Member (other than PubCo and its Subsidiaries) shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units (excluding, for the avoidance of doubt, any unvested Units or Common Units the Transfer of which is prohibited) in whole or in part (the “Redemption Right”) at any time and from time to time following the waiver or expiration of any applicable lock-up period that may be applicable to such Member. A Member desiring to exercise its Redemption Right (each, a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to PubCo. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than three (3) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Manager in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (provided that, if the Redemption Notice does not include a Redemption Date, the Redemption Date shall be three (3) Business Days after delivery of such Redemption Notice) (the “Redemption Date”); provided, that the Company, PubCo and the Redeeming Member may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided, further, that in the event PubCo elects a Share Settlement, the Redemption may be conditioned (including as to timing) by the Redeeming Member on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption, subject to the terms of the Registration Rights Agreement. Subject to Section 9.03 and unless the Redeeming Member has revoked or delayed a Redemption as provided in this Article IX, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to the Company (including any certificates representing the Redeemed Units if they are certificated), and (y) a number of shares of Class B Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units to PubCo, to the extent applicable;

(ii) the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under this Article IX, and (z) if the Redeemed Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 9.01 and the Redeemed Units; and

(iii) PubCo shall cancel and retire for no consideration the shares of Class B Common Stock (together with any Corresponding Rights) that were Transferred to PubCo pursuant to Section 9.01(a)(i)(y) above.

(b) PubCo shall have the option (as determined solely by the Disinterested Majority) as provided in Section 9.02 to elect to have the Redeemed Units be redeemed in consideration for either a Share Settlement or a Cash Settlement (it being understood that Pubco shall not pay any interest on any Cash Settlement); provided that PubCo may elect to have the Redeemed Units be redeemed in consideration for a Cash Settlement only to the extent that PubCo has cash immediately available in an amount equal to at least the Redeemed Units Equivalent, which cash was raised from a Qualified Public or Private Offering. For the avoidance of doubt, PubCo shall have no obligation to make a Cash Settlement that exceeds the amount of cash raised from Qualified Public or Private Offering(s) undertaken to fund the concurrent redemption of the Redeemed Units hereunder. PubCo shall give written notice (the “Election Notice”) to the Company (with a copy to the Redeeming Member) of such election within three (3) Business Days of receiving the Redemption Notice; provided, that if PubCo does not timely deliver an Election Notice, PubCo shall be deemed to have elected the Share Settlement method (subject to the limitations set forth above). For the avoidance of doubt, if no Election Notice is delivered by PubCo, the Redeemed Units shall in all instances be redeemed in consideration for a Share Settlement.

(c) In the event PubCo elects a Share Settlement in connection with a Redemption, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

(i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii) PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii) PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv) the Redeeming Member is in possession of any material non-public information concerning PubCo, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and PubCo does not permit disclosure of such information);

(v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

(vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Authority that restrains or prohibits the Redemption;

(viii) PubCo shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

(ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period;

If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 9.01, the Redemption Date shall occur on the fifth (5th) Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such other day as PubCo, the Company and such Redeeming Member may agree in writing).

(d) The number of shares of Class A Common Stock (or Redeemed Units Equivalent, if applicable) (together with any Corresponding Rights) applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date.

(e) In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(f) Notwithstanding anything to the contrary contained herein, neither the Company nor the Manager shall be obligated to effectuate a Redemption if such Redemption could (as determined in the reasonable discretion of the Manager) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provisions of the Code.

Section 9.02 Election and Contribution of PubCo. Unless the Redeeming Member has timely revoked or delayed a Redemption as provided in Section 9.01, subject to Section 9.04, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) PubCo shall make a capital contribution to the Company (in the form of the Share Settlement or the Cash Settlement, as determined by PubCo in accordance with Section 9.01), and (ii) in the event of a Share Settlement, the Company shall issue to PubCo a number of Common Units equal to the number of shares of Class A Common Stock contributed to the Company pursuant to this Section 9.02. Notwithstanding any other provisions of this Agreement to the contrary, but subject to Section 9.01, in the event that PubCo elects a Cash Settlement, PubCo shall only be obligated to contribute to the Company, an amount in respect of such Cash Settlement equal to the Redeemed Units Equivalent with respect to such Cash Settlement, which in no event shall exceed the amount actually paid by the Company to the Redeeming Member as the Cash Settlement.

Section 9.03 Direct Exchange Right of PubCo.

(a) Notwithstanding anything to the contrary in this Article IX (save for the limitations set forth in Section 9.01 regarding PubCo’s option to select the Share Settlement or the Cash Settlement, and without limitation to the rights of the Members under this Article IX, including the right to revoke a Redemption Notice), PubCo may (as determined solely by the Disinterested Majority) elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and the Share Settlement or the Cash Settlement, as applicable, between the Redeeming Member, on the one hand, and PubCo, on the other hand (a “Direct Exchange”) (rather than contributing the Share Settlement or the Cash Settlement, as the case may be, to the Company for purposes of the Company redeeming the Redeemed Units from the Redeeming Member in consideration of the Share Settlement or the Cash Settlement, as applicable); provided that PubCo may elect to have the Redeemed Units be redeemed in consideration for a Cash Settlement only to the extent that PubCo has cash available in an amount equal to at least the Redeemed Units Equivalent, which cash was received from a Qualified Public or Private Offering. Upon such Direct Exchange pursuant to this Section 9.03, PubCo shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b) PubCo may, at any time prior to a Redemption Date (including after delivery of an Election Notice), deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election is subject to the limitations set forth in Article IX and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by PubCo at any time; provided, that any such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.

(c) Except as otherwise provided by this Section 9.03, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if PubCo had not delivered an Exchange Election Notice and as follows:

(i) the Redeeming Member shall transfer and surrender, free and clear of all liens and encumbrances, (x) the Redeemed Units to PubCo, and (y) a number of shares of Class B Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units to PubCo, to the extent applicable;

(ii)  PubCo shall (x) pay to the Redeeming Member the Share Settlement or the Cash Settlement, as applicable, and (y) with respect to any Common Units that are Redeemed Units, cancel and retire for no consideration the shares of Class B Common Stock (together with any Corresponding Rights) that were Transferred to the Manager pursuant to Section 9.03(c)(i)(y) above.

(iii) the Company shall (x) in the case of a Cash Settlement, cancel the Redeemed Units and (y) with respect to any Common Units that are Redeemed Units, if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to this Section 9.03 and the Redeemed Units, and issue to PubCo a certificate for the number of Redeemed Units acquired from the Redeeming Member pursuant to this Section 9.03.

Section 9.04 Reservation of Shares of Class A Common Stock; Listing; Certificate of PubCo, etc.

(a) At all times PubCo shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Redemption or Direct Exchange; provided, that nothing contained herein shall be construed to (i) preclude PubCo from satisfying its obligations in respect of any such Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of PubCo) or by way of Cash Settlement or (ii) require PubCo to satisfy its obligations in respect of any such Redemption or Direct Exchange by way of Cash Settlement if PubCo does not have a sufficient number of authorized shares of Class A Common Stock to deliver in satisfaction of any such Redemption or Direct Exchange. Pubco shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Share Settlement pursuant to a Redemption or Direct Exchange to the extent a registration statement is effective and available with respect to such shares; provided, all such unregistered shares of Class A Common Stock (if any) shall be entitled to the registration rights set forth in the Registration Rights Agreement if the holders thereof are party to the Registration Rights Agreement and have such rights thereunder. For the avoidance of doubt, that PubCo may satisfy its obligations in respect of any such Redemption or Direct Exchange by way of Cash Settlement only to the extent that PubCo has cash legally available therefor in an amount equal to at least the Redeemed Units Equivalent (after taking into account any transactions PubCo effectuates to fund any such Cash Settlement). PubCo covenants that all Class A Common Stock issued upon a Redemption or Direct Exchange in which a Share Settlement is made will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article IX shall be interpreted and applied in a manner consistent with any corresponding provisions of PubCo’s certificate of incorporation (if any).

(b) Prior to any Redemption or Direct Exchange effected pursuant to this Agreement, PubCo shall take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, PubCo of equity securities of PubCo (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of PubCo for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of PubCo.  The authorizing resolutions shall be approved by either PubCo’s board of directors or a committee thereof composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of PubCo.  By including this covenant, it is the intention of the board that all such transactions be exempt.

Section 9.05 Effect of Exercise of Redemption. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange by a Member and all other rights set forth herein shall be exercised by the remaining Members and the Redeeming Member (to the extent of such Redeeming Member’s remaining interest in the Company). No Redemption or Direct Exchange shall relieve such Redeeming Member, the Company or PubCo of any prior breach of this Agreement by such Person.

Section 9.06 Tax Treatment.

(a) In connection with any Redemption or Direct Exchange, the Redeeming Member shall, to the extent it is legally entitled to deliver such form, deliver to PubCo or the Company, as applicable, a certificate, dated as of the Redemption Date, in a form reasonably acceptable to PubCo or the Company, as applicable, certifying as to such Redeeming Member’s taxpayer identification number and that such Redeeming Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an IRS Form W-9 if then sufficient for such purposes under applicable Law) (such certificate a “Non-Foreign Person Certificate”). If a Redeeming Member is unable to provide a Non-Foreign Person Certificate in connection with a Redemption or a Direct Exchange, then (i) such Redeeming Member and the Company shall cooperate to provide any other certification or determination described in Treasury Regulations Sections 1.1446(f)-2(b) and 1.1446(f)-2(c) or otherwise permitted under applicable Law at the time of such Redemption or Direct Exchange, and PubCo or the Company, as applicable, shall be permitted to withhold on the amount realized by such Redeeming Member in respect of such Redemption or Direct Exchange to the extent required under Section 1446(f) of the Code and Treasury Regulations thereunder after taking into account the certificate or other determination provided pursuant this sentence and (ii) upon request of the Redeeming Member and to the extent permitted under applicable Law, the Company shall deliver a certificate pursuant to Treasury Regulations Section 1.1445-11T(d)(2) certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” (as used in Treasury Regulations Section 1.1445-11T), or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” plus “cash or cash equivalents” (as used in Treasury Regulations Section 1.1445-11T); provided, that if the Company is not legally entitled to provide the certificate described in clause (ii), PubCo shall be permitted to withhold on the amount realized by such Redeeming Member in respect of such Redemption or Direct Exchange to the extent required under Section 1445 of the Code and Treasury Regulations.

(b) Unless otherwise required by applicable Law, the parties hereto acknowledge and agree to treat any Redemption or Direct Exchange as a direct exchange between PubCo and the Redeeming Member for U.S. federal, and applicable state and local, income tax purposes.

Section 9.07 Other Redemption Matters.

(a) Each Redemption shall be deemed to be effective immediately prior to the close of business on the Redemption Date, and, in the case of a Share Settlement (including in connection with a Direct Exchange), the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) shall be deemed to be a holder of the Equity Securities issued in such Share Settlement, from and after that time, until such Equity Securities have been disposed of. As promptly as practicable on or after the Redemption Date, PubCo shall deliver or cause to be delivered to the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued as directed by the Redeeming Member) the number of the Share Settlement shares deliverable upon such Redemption, registered in the name of such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued as directed by the Redeeming Member). To the extent the Share Settlement is settled through the facilities of The Depository Trust Company, PubCo will, subject to Section 9.07(c), upon the written instruction of a Redeeming Member, deliver or cause to be delivered the shares of the Share Settlement deliverable to such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued as directed by the Redeeming Member), through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Redeeming Member.

(b) Subject to Section 9.07(c), the shares of the Share Settlement issued upon a Redemption shall bear a legend in substantially the following form:

THE ISSUANCE OR TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(c) If any shares issued upon a Redemption involving a Share Settlement (including in connection with a Direct Exchange) are (i) effectively registered under the Securities Act, (ii) in the opinion of other counsel reasonably acceptable to PubCo, no longer required to bear the legend set forth in Section 9.07(b) to assure compliance by PubCo with the Securities Act or (iii) Transferable under paragraph (b)(1) of Rule 144, upon the written request of the Redeeming Member thereof, PubCo or its agent shall promptly provide such Redeeming Member or its respective Transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry share) for the applicable securities not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Redeeming Member shall provide PubCo with such information in its possession as PubCo may reasonably request in connection with the removal of any such legend.

(d) PubCo shall bear all of its own expenses in connection with the consummation of any Redemption or Direct Exchange, whether or not any such Redemption or Direct Exchange is ultimately consummated, and any transfer taxes, stamp taxes or duties, or other similar taxes imposed in connection with, or arising by reason of, the issuance of Class A Common Stock that is the subject of such Redemption or Direct Exchange (other than as provided in Section 9.07(c)); provided, however, that if any of the Share Settlement is to be delivered in a name other than that of the Redeeming Member that requested the Redemption (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Redeeming Member), then such Redeeming Member and/or the Person in whose name such shares are to be delivered shall pay to the Company or PubCo, as applicable, the amount of any transfer taxes, stamp taxes or duties, or other similar taxes imposed in connection with, or arising by reason of, the issuance of Class A Common Stock that is the subject of such Redemption or Direct Exchange or shall establish to the reasonable satisfaction of the Company or PubCo, as applicable, that such tax has been paid or is not payable. Except as otherwise may separately be agreed by the Company, the Redeeming Member shall bear all of its own expenses in connection with the consummation of any Redemption (including, for the avoidance of doubt, expenses incurred by such Redeeming Member in connection with any Redemption that are invoiced to the Company).

Article X
CERTAIN OTHER MATTERS

Section 10.01 PubCo Change of Control; PubCo Approved Recap Transaction.

(a) In connection with a PubCo Approved Change of Control, PubCo shall have the right, in its sole discretion, to require a Redemption of all or a portion of each Member’s and all other Members’ Units together with a number of shares of Class B Common Stock corresponding to such Common Units (to the extent such Members own shares of Class B Common Stock), pursuant to which such Units and such shares of Class B Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the Redemption provisions of Article IX (applied for this purpose as if PubCo had delivered an Election Notice that specified a Share Settlement with respect to such exchanges) and otherwise in accordance with this Section 10.01. Any such exchange pursuant to this Section 10.01(a) shall be effective immediately prior to the consummation of the PubCo Approved Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Approved Change of Control is not consummated) (the date of such exchange, the “Change of Control Exchange Date”). From and after the Change of Control Exchange Date, (i) the Units and any shares of Class B Common Stock subject to such exchange shall be deemed to be Transferred to PubCo on the Change of Control Exchange Date and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class B Common Stock subject to such exchange (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such exchange). PubCo shall provide written notice of an expected PubCo Approved Change of Control to all Members within the earlier of (x) five (5) Business Days following the execution of an agreement with respect to such PubCo Approved Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated PubCo Approved Change of Control is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Change of Control transaction, subject to Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the PubCo Approved Change of Control, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such PubCo Approved Change of Control (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Exchange Date, the Members shall take all actions reasonably requested by PubCo to effect such exchange, including taking any action and delivering any document required pursuant to this Section 10.01 to effect such exchange.

(b) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to all or any portion of shares of PubCo’s issued and outstanding Class A Common Stock is proposed by PubCo or PubCo’s stockholders and approved by PubCo’s board of directors, or is otherwise consented to or approved by PubCo’s board of directors (a “PubCo Approved Recap Transaction”), PubCo shall provide written notice of the PubCo Approved Recap Transaction to all Members within the earlier of (i) five (5) Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such PubCo Approved Recap Transaction and (ii) ten (10) Business Days before the proposed date upon which the PubCo Approved Recap Transaction is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Recap Transaction, subject to Law, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such PubCo Approved Recap Transaction, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in such PubCo Approved Recap Transaction, any election with respect to types of consideration that a holder of shares of Class A Common Stock shall be entitled to make in connection with such PubCo Approved Recap Transaction, and the number of Units (and the corresponding shares of Class B Common Stock) held by such Member that is applicable to such PubCo Approved Recap Transaction. The Members shall be permitted to participate in such transaction by delivering a written notice of participation that is effective immediately prior to the consummation of such transaction (and that is contingent upon consummation of such transaction), and shall include such information necessary for consummation of such transaction as requested by PubCo.  In the case of any PubCo Approved Recap Transaction that was initially proposed by PubCo, PubCo shall use reasonable best efforts to enable and permit the Members (other than PubCo) to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class B Common Stock in connection therewith.

Section 10.02 Spousal Consent. In connection with the execution and delivery of this Agreement, any Member who is a natural person will deliver to the Company an executed consent from such Member’s spouse (if any) in the form of Exhibit A attached hereto or a Member’s spouse confirmation of separate property in the form of Exhibit B attached hereto. If, at any time subsequent to the Effective Date such Member becomes legally married (whether in the first instance or to a different spouse), such Member shall cause his or her spouse to execute and deliver to the Company a consent in the form of Exhibit A or Exhibit B attached hereto. Such Member’s non-delivery to the Company of an executed consent in the form of Exhibit A or Exhibit B at any time shall constitute such Member’s continuing representation and warranty that such Member is not legally married as of such date.

Article XI
LIMITATION ON LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 11.01 Limitation on Liability.

(a) Except as otherwise provided by the Delaware Act, the debts, expenses, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, expenses, obligations and liabilities of the Company, and no Member or Indemnified Person will be obligated personally for any such debt, expense, obligation or liability of the Company solely by reason of being a Member or Indemnified Person. All Persons dealing with the Company will have recourse solely to the assets of the Company for the payment of the debts, expenses, obligations or liabilities of the Company. Except as otherwise provided by the Delaware Act, in no event will any Member be required to make up any deficit balance in such Member’s Capital Account upon the liquidation of such Member’s interest in the Company or otherwise.

(b) Except as expressly set forth in this Agreement or as otherwise expressly required by Law, a Member, in such capacity, shall have no liability for obligations or liabilities of the Company in excess of (a) the amount of Capital Contributions made or required to be made by such Member, (b) such Member’s share of any assets and undistributed profits of the Company and (c) to the extent required by Law or this Agreement, the amount of any amounts wrongfully distributed to such Member. Except as expressly set forth in this Agreement or as otherwise required by Law, upon an insolvency of the Company, no Member shall be obligated by this Agreement to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any distribution, such obligation shall bind such Member alone and not any other Member (including PubCo); and provided, further, that if any Member is required to return all or any portion of any distribution under circumstances that are not unique to such Member but that would have been applicable to all Members if such Member had been named in the lawsuit against the Member in question (such as where a distribution was made to all Members and rendered the Company insolvent, but only one Member was sued for the return of such distribution), the Member that was required to return or repay the distribution (or any portion thereof) shall be entitled to reimbursement from the other Members that were not required to return the distributions made to them based on each such Member’s share of the distribution in question. The provisions of the immediately preceding sentence are solely for the benefit of the Members and shall not be construed as benefiting any third party. The amount of any distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to such Member.

Section 11.02 Exculpation and Indemnification.

(a) Indemnification Rights.

(i) General. The Company shall indemnify, defend, pay for and hold harmless the Manager, Members, all former members of the board of managers of the Company, the Company Representative (in such Company Representative’s capacity as such), to the extent applicable, each such Person’s officers, directors, partners, members, shareholders, and employees, and the officers of PubCo, the Company and their respective Subsidiaries who are designated as such in a written resolution (all such persons being referred to herein as “Indemnified Persons”), who is or was a party, witness or other participant, or is threatened or proposed to be made a party, witness or other participant, in any actual, threatened, pending or complete action, suit, proceeding, demand or investigation, whether civil, criminal, administrative, investigative, or an alternative dispute resolution proceeding by reason of the fact that such Indemnified Person is or was a Member, the Manager, the Company Representative (in such Company Representative’s capacity as such), an officer of the Company or an officer, manager, partner, member, shareholder or employee of such Indemnified Person, or by reason of the fact that such Indemnified Person is or was serving at the request of the Company as a manager, member of any board of managers, tax matters member, company representative, partnership representative, director, officer or partner of another corporation, limited liability company, partnership, trust, plan or other organization or enterprise, from and against all expenses (including attorneys’ and experts’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such action, suit, proceeding, demand or investigation to the maximum extent a Delaware corporation would be permitted to indemnify such Indemnified Persons if the Company was a Delaware corporation and such individual was a member of such corporation’s board of directors. Notwithstanding anything to the contrary herein, nothing in this Section 11.02 shall require the Company to indemnify any Person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such Person, other than an action approved by the Manager.

(ii) Indemnification Priority.

(A)	The Company hereby acknowledges that the rights to indemnification, advancement of expenses and/or insurance provided pursuant to this Section 11.02 may also be provided to certain Indemnified Persons by one or more of their respective Affiliates (other than the Company and its Subsidiaries) or their insurers (collectively, and including, each of their respective partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing, the “Affiliate Indemnitors” ). The Company hereby agrees that, as between the Company, on the one hand, and the Affiliate Indemnitors, on the other hand, (i) the Company is the full indemnitor of first resort and the Affiliate Indemnitors are the full indemnitors of second resort with respect to all such indemnifiable claims against such Indemnified Persons, whether arising under this Agreement or otherwise (i.e., the obligations of the Company to such Indemnified Persons are primary and any obligation of the Affiliate Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Persons are secondary), (ii) upon receipt by the Company of an undertaking by or on behalf of such Indemnified Persons to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized by this Section 11.02 or otherwise, the Company shall be required to advance the full amount of expenses to be incurred by such Indemnified Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and such Indemnified Persons), without regard to any rights such Indemnified Persons may have against the Affiliate Indemnitors and (iii) the Company irrevocably waives, relinquishes and releases the Affiliate Indemnitors from any and all claims against the Affiliate Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company agrees to indemnify the Affiliate Indemnitors directly for any amounts that the Affiliate Indemnitors pay as indemnification or advancement on behalf of any such Indemnified Person and for which such Indemnified Person may be entitled to indemnification from the Company in connection with serving as a director or officer (or equivalent titles) of the Company or its Subsidiaries. The Company further agrees that no advancement or payment by the Affiliate Indemnitors on behalf of any such Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Company shall affect the foregoing and the Affiliate Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company, and the Company shall cooperate with the Affiliate Indemnitors in pursuing such rights.

(B)	Except as provided in Section 11.02(a)(ii)(A) above, in the event of any payment by the Company of indemnifiable expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such action, suit, proceeding, demand or investigation pursuant to Section 11.02(a), the Company shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of the Indemnified Persons against other Persons (other than the Affiliate Indemnitors), and the Indemnified Person shall take, at the request of the Company, all reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(iii) Third-Party Indemnification. The Company may make, execute, record and file on its own behalf and on behalf of each Member all instruments and other documents (including one or more deeds poll in favor of all Indemnified Persons and/or one or more separate indemnification agreements between the Manager, the Company, each Member (as applicable) and individual Indemnified Persons) that the Manager deems necessary or appropriate in order to extend the benefit of the exculpation and indemnification provisions of this Agreement to the Indemnified Persons; provided, that such other instruments and documents authorized hereunder shall be on the same terms as provided for in this Agreement except as otherwise may be required by applicable Law.

(b) Exculpation. No Indemnified Person will be liable, for damages or otherwise, to the Company or to any Member for any loss that arises out of any act performed or omitted to be performed by it, him or her, in its, his or her capacity as such, to the maximum extent a Delaware corporation would be permitted to exculpate such Indemnified Person if the Company was a Delaware corporation and such individual was a member of such corporation’s board of directors. In performing his, her or its duties, each Indemnified Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other persons or groups: the Manager, officers or employees of PubCo, the Company and their respective Subsidiaries; any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company or such Manager or officer; or any other person who has been selected with reasonable care by or on behalf of the Company or such Manager or officer; in each case as to matters which such relying person reasonably believes to be within such other person’s competence. For the avoidance of doubt, this Section 11.02(b) shall not exculpate, indemnify, or otherwise protect a Member from a breach by such Member of this Agreement or any other agreement between such Member or any of its Affiliates, on the one hand, and the Company, any Affiliates of the Company, or any other Member, on the other.

(c) Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the activities of the Company shall be entitled to the benefits of this Section 11.02 as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder. The right to indemnification and the advancement of expenses conferred in this Section 11.02 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, by Law, decision of the Manager or otherwise. If this Section 11.02 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 11.02 to the fullest extent permitted by any applicable portion of this Section 11.02 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

(d) Procedure Agreements. The Company may enter into an agreement with any Indemnified Person setting forth procedures consistent with applicable Law for implementing the indemnities provided in this Section 11.02.

(e) Reliance, etc. Notwithstanding any other provision of this Agreement, an Indemnified Person or Exempted Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for its, his or her good faith reliance on the provisions of this Agreement. Whenever in this Agreement any Member (in each case, other than the Manager or any Person who is also an officer or employee of the Company or any of its Subsidiaries) is permitted or required to make a decision (i) in its, his or her discretion or under a grant of similar authority, he, she or it shall be entitled to consider only such interests and factors as such Indemnified Person desires, including its, his or her own and its, his or her Affiliates’ interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any Member or any other Person, or (ii) in its, his or her good faith or under another express standard, he, she or it shall act under such express standard and shall not be subject to any other or different standards; provided, further, that, for the avoidance of doubt, the Manager shall not take any actions in contravention of its duties set forth in Article VII.

Article XII
DISSOLUTION AND TERMINATION

Section 12.01 Dissolution.

(a) Except as required by the Delaware Act, the Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 3.02 or Section 8.03, respectively.

(b) No Member shall (i) withdraw from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer or Redemption of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, hereby waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.

(c) The Company shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “Dissolution Event”):

(i) the expiration of forty-five (45) days after the consummation of the sale or other disposition of all or substantially all the assets of the Company;

(ii) upon the prior written approval of the Manager and the Required Members;

(iii) a dissolution of the Company under Section 18-801(4) of the Delaware Act, unless the Company is continued without dissolution pursuant thereto; or

(iv) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act, in contravention of this Agreement.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Dissolution Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Delaware Act or otherwise, other than based on the matters set forth in subsections (i) through (iv) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event, the Members hereby agree to continue the business of the Company without a Liquidation.

(d) The death, retirement, withdrawal, expulsion, bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company shall not in and of itself cause dissolution of the Company.

Section 12.02 Winding Up of the Company.

(a) The Manager shall promptly notify the other Members of any Dissolution Event. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Manager shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.

(b) The proceeds of the liquidation of the Company shall be distributed in the following order and priority:

(i) first, to the creditors (including any Members or their respective Affiliates that are creditors (except any obligations to the Members in respect of their Capital Accounts)) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and

(ii) second, to the Members in the same manner as distributions under Section 4.01(a)(ii)(B).

(c) Notwithstanding the provisions of Section 12.02(a), but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidating trustee determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidating trustee may, in its sole discretion and the fullest extent permitted by applicable Law, defer for a reasonable time the liquidation of any assets except those necessary to satisfy the Company’s liabilities (other than loans to the Company by any Member(s)) and reserves. In the event it becomes necessary in connection with the Liquidation to make a distribution of Property in-kind, subject to the priority set forth in Section 12.02(b), the liquidating trustee shall, in its sole discretion, distribute to the Members, in lieu of cash, either (i) all or any portion of such remaining assets in-kind of the Company in accordance with the provisions of Section 12.02(b)(ii), (ii) as tenants in common and in accordance with the provisions of Section 12.02(b)(ii), undivided interests in all or any portion of such assets of the Company or (iii) a combination of the foregoing. Any such Distributions in-kind shall be subject to (A) such conditions relating to the disposition and management of such assets as the liquidating trustee deems reasonable and equitable and (B) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any assets of the Company distributed in kind will first be written up or down to their Fair Market Value, thus creating profit or loss (if any), which shall be allocated in accordance with Article V. The liquidating trustee shall determine the Fair Market Value of any property distributed.

Section 12.03 Termination. On completion of the winding up of the Company as provided herein, including that all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Article XII, the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation of the Certificate with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 12.03.

Section 12.04 Survival.

(a) Termination, dissolution or Liquidation of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution or Liquidation already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution or Liquidation.

(b) The rights of any Members (in its capacity as such) to consent or withhold consent to any action under this Agreement shall not survive any such Members ceasing to be a Member, except with respect to the consent rights under Section 6.01(b).

Article XIII
MISCELLANEOUS

Section 13.01 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 13.02 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or as, in the reasonable judgment of the Manager, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 13.03 Notices. All notices, requests, demands and other communications required or permitted in this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed (without any “bounce back” or similar error message) addressed as follows:

if to the Company or to PubCo, to:

Falcon’s Beyond Global, LLC

6996 Piazza Grande Avenue, Suite 301

Orlando, Florida 32835

Attn:	Scott Demerau

Cecil Magpuri

Email:	notices@falconsbeyond.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn:	Matthew Kautz

James Hu

Email:	Mkautz@whitecase.com

JamesHu@whitecase.com

To the Members, as set forth on the Schedule of Members.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) one Business Day after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

Section 13.04 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) Except as provided in Article VIII, no Member may assign, delegate or otherwise Transfer any of its rights or obligations under this Agreement without the consent of the Manager.

Section 13.05 Consent to Jurisdiction.

(a) Except as otherwise expressly provided in this Agreement and subject to Section 13.05(b) below, each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware (each, a “Chosen Court”) for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the Chosen Courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by any such Chosen Court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof (an “Action”) other than before one of the above-named Chosen Courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the Chosen Courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any Chosen Court in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by applicable Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.03 hereof is reasonably calculated to give actual notice.

(b) If, and only if, the Chosen Courts would not have jurisdiction over all or any portion of an Action based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (all or such portion of an Action so declined by the Chosen Courts, an “Arbitration Action”), the parties agree that the Arbitration Action will be finally settled by binding arbitration in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of three (3) arbitrators mutually agreeable to the parties to the Arbitration Action (the parties to the Arbitration Action, collectively, the “Involved Parties”). If the Involved Parties cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrators shall be directed by the Involved Parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrators shall be directed by the Involved Parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware. The arbitration will be conducted in the English language in New York. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. For the avoidance of doubt, nothing in this Section 13.05(b) shall prevent any Involved Party from seeking interim injunctive relief in a Chosen Court to prevent irreparable injury pending appointment of the arbitrators pursuant to this Section 13.05(b).

Section 13.06 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY MEMBER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 13.06 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.06 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 13.07 Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to injunctive relief, including specific performance of the obligations of the other parties hereto, without the posting of any bond, and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. If any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an adequate remedy at law. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 13.08 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 13.09 Entire Agreement; Amendment.

(a) This Agreement and the Transaction Documents set forth the entire understanding and agreement among the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. For the avoidance of doubt, to the extent the Tax Receivable Agreement imposes obligations on the Company or the parties hereto, the Tax Receivable Agreement shall be treated by the Company and the parties hereto as part of this Agreement as described in Section 761 of the Code and Treasury Regulations Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

(b) This Agreement or any provision hereof may be modified, amended or supplemented by written action of the Manager; provided, that no amendment, modification, waiver or supplementation to (i) this Section 13.09(b) may be made without the prior written consent of the Manager and the Required Members, (ii) any of the terms and conditions of this Agreement which expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter, and (iii) any of the terms and conditions of this Agreement which would (A) reduce the amounts distributable to a Member pursuant to Article V and XII in a manner that is not on a pro rata basis with respect to all Members in accordance with each Member’s relative Percentage Interest, (B) increase the liabilities of any Member hereunder, (C) otherwise materially and adversely affect a holder of Units (with respect to such Units) in a manner materially disproportionate to any other holder of Units of the same class or series (with respect to such Units) (other than amendments, modifications and waivers necessary to implement the provisions of Section 3.02) or (D) materially and adversely affect the rights of any Member under Section 3.06, Section 3.07, Article VIII, Article IX or Article XI, shall be effective against such affected Member or holder of Units, as the case may be, without the prior written consent of such Member or holder of Units, as the case may be.

Notwithstanding any provision to the contrary contained in this Agreement, the Manager may make any amendment (i) of an administrative nature that is necessary in order to implement the substantive provisions hereof, without the consent of any other Member; provided, that any such amendment does not adversely change the rights of the Members hereunder in any respect, or (ii) to reflect any changes to the Class A Common Stock or Class B Common Stock or the issuance of any other capital stock of PubCo.

No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed and delivered by the party to be bound and then only to the specific purpose, extent and instance so provided. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at Law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 13.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 13.11 Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive Laws of the State of Delaware without giving effect to any choice or conflict of Laws provision or rule that would cause the application of the domestic substantive Laws of any other jurisdiction.

Section 13.12 No Presumption. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

Section 13.13 Attorney-In-Fact. Each Member hereby appoints the Manager as such Member’s attorney-in-fact (with full power of substitution) and hereby authorizes the Company to execute and deliver in such Member’s name and on its behalf any amendment of this Agreement otherwise adopted in accordance with the terms of this Agreement or other document relating hereto in furtherance of such Member’s rights and obligations pursuant to this Agreement. Each Member hereby acknowledges and agrees that such proxy is coupled with an interest and shall not terminate upon any bankruptcy, dissolution, liquidation, death or incapacity of such Member.

Section 13.14 Specific Performance. Each party shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 13.15 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in profits, losses, Distributions, capital or property of the Company other than as a secured creditor.

Section 13.16 Right of Offset. Whenever the Company or PubCo is to pay any sum (other than pursuant to Article V) to any Member, any amounts that such Member owes to the Company or PubCo which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to PubCo shall not be subject to this Section 13.16.

Section 13.17 Confidentiality.

(a) Each of the Members (other than PubCo) agrees to hold the Company’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes all non-public information concerning the Company or its Subsidiaries including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operations, corporate structure, financial and organizational information, analyses, proposed partners, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the business of the Company and its Subsidiaries. With respect to each Member, Confidential Information does not include information or material that: (i) is rightfully in the possession of such Member at the time of disclosure by the Company; (ii) before or after it has been disclosed to such Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of such Member in violation of this Agreement; (iii) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or of PubCo, or any other officer designated by the Manager; (iv) is disclosed to such Member or their representatives by a third party not, to the knowledge of such Member, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (v) is or becomes independently developed by such Member or their respective representatives without use of or reference to the Confidential Information.

(b) Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential; provided, that such Member shall remain liable with respect to any breach of this Section 13.17 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 13.17).

(c) Notwithstanding Section 13.17(a) or Section 13.17(b), each of the Members may disclose Confidential Information (i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or (iii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Common Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Member (provided, that (i) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (ii) each Member will be liable for any breaches of this Section 13.17 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 13.17)). Notwithstanding any of the foregoing, nothing in this Section 13.17 will restrict in any manner the ability of PubCo to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Operating Agreement to be duly executed as of the day and year first written above.

THE COMPANY:	FALCON’S BEYOND GLOBAL, LLC

By:	/s/ Cecil D. Magpuri
Name:	Cecil D. Magpuri
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Operating Agreement]

MANAGER:	FALCON’S BEYOND GLOBAL, INC.

By:	/s/ Cecil D. Magpuri
Name:	Cecil D. Magpuri
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Operating Agreement]

MEMBERS:	Infinite Acquisitions, LLLP

By: Erudite Cria, Inc., its General Partner

By:	/s/ Lucas Demerau
Name:	Lucas Demerau
Title:	President

[Signature Page to Amended and Restated Operating Agreement]

CILMAR VENTURES, LLC SERIES A

By:	/s/ Cecil D. Magpuri
Name:	Cecil D. Magpuri
Title:	Manager

By:	/s/ Marty Mathers Magpuri
Name:	Marty Mathers Magpuri
Title:	Manager

[Signature Page to Amended and Restated Operating Agreement]

Katmandu Ventures, LLC

By:	/s/ Nathan Markey
Name:	Nathan Markey
Title:	Manager

[Signature Page to Amended and Restated Operating Agreement]

FALCON’S BEYOND GLOBAL, INC.

By:	/s/ Cecil D. Magpuri
Name:	Cecil D. Magpuri
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Operating Agreement]

Exhibit A

Form of Agreement and Consent of Spouse

The undersigned spouse of _____________________________ (the “Member”), a party to that certain Amended and Restated Operating Agreement, dated as of October 6, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of Falcon’s Beyond Global, LLC, a Delaware limited liability company (the “Company”), by and among the Company, Falcon’s Beyond Global, Inc., a Delaware corporation and the manager of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledges on his or her own behalf that:

I have read the Agreement and understand its contents. I acknowledge and understand that under the Agreement, any interest I may have, community property or otherwise, in the Units owned by the Member is subject to the terms of the Agreement which include certain restrictions on Transfer.

I hereby consent to and approve the Agreement. I agree that said Units and any interest I may have, community property or otherwise, in such Units are subject to the provisions of the Agreement and that I will take no action at any time to hinder the operation or enforcement of the Agreement on said Units or any interest I may have, community property or otherwise, in said Units.

I hereby acknowledge that the meaning and legal consequences of the Agreement have been explained fully to me and are understood by me, and that I am signing this Agreement and consent without any duress and of free will.

Dated: _____________________________

[NAME OF SPOUSE]

By:
Name:

Exhibit B

Form of Spouse’s Confirmation of Separate Property

I, the undersigned, the spouse of _____________________________ (the “Member”), who is a party to that certain Amended and Restated Operating Agreement, dated as of October 6, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of Falcon’s Beyond Global, LLC, a Delaware limited liability company (the “Company”), by and among the Company, Falcon’s Beyond Global, Inc., a Delaware corporation and the manager of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledge and confirm that the Units owned by said Member are the sole and separate property of said Member, and I hereby disclaim any interest in same.

I hereby acknowledge that the meaning and legal consequences of this spouse’s confirmation of separate property have been fully explained to me and are understood by me, and that I am signing this spouse’s confirmation of separate property without any duress and of free will.

Dated: _____________________________

[NAME OF SPOUSE]

By:
Name:

Schedule A

Schedule of Pre-Closing Members

(On file with the Company)

Schedule B

Schedule of Members

(On file with the Company)